Exhibit 10.1

Execution Version

BACKSTOP PURCHASE AGREEMENT

AMONG

ULTRA PETROLEUM CORP.,

UP ENERGY CORPORATION,

EACH OF ITS DIRECT AND INDIRECT SUBSIDIARIES

AND

THE BACKSTOP PARTIES HERETO

Dated as of July 27, 2020

Executive Version

-i-

4.1	Organization of Such Backstop Party	26
4.2	Authority; No Conflict	26
4.3	Backstop Securities Not Registered	27
4.4	Acquisition for Own Account	27
4.5	Accredited Investor; Sophistication; Investigation	28
4.6	Informed Investment Decision	28
4.7	Claims	28
4.8	Brokers or Finders	28
4.9	Proceedings	28
4.10	Sufficiency of Funds	28

5.	Covenants of the Debtors	29

5.1	Approval of this Agreement	29
5.2	Exit RBL Facility	30
5.3	Conditions Precedent	30
5.4	Notification	30
5.5	Use of Proceeds	30
5.6	HSR Act and Foreign Competition Filings	30
5.7	Milestones	31
5.8	RSA Covenants	31

6.	Covenants of the Backstop Parties	31

6.1	Conditions Precedent	31
6.2	HSR Act and Foreign Competition Filings	32

7.	Conditions to Closing	32
7.1	Conditions Precedent to Obligations of the Backstop Parties	32
7.2	Conditions Precedent to Obligations of the Debtors	37

8.	Termination	38

9.	Indemnification	41

10.	Survival	43

11.	Amendments and Waivers	43

12.	Notices, etc	44

13.	Miscellaneous	45

13.1	Assignments	45
13.2	Severability	46
13.3	Entire Agreement	47
13.4	Counterparts	47
13.5	Governing Law	47
13.6	Submission to Jurisdiction	47
13.7	Waiver of Trial by Jury; Waiver of Certain Damages	47
13.8	Further Assurances	48

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13.9	Specific Performance	48
13.10	Headings	48
13.11	Interpretation; Rules of Construction	48
13.12	Several, Not Joint, Obligations	48
13.13	Disclosure	49
13.14	No Recourse Party	49
13.15	Settlement Discussions	49
13.16	No Third Party Beneficiaries	49
13.17	Arm’s Length	49

14.	Definitions	50

14.1	Definitions in the Plan and RSA	50
14.2	Certain Defined Terms	50

Exhibits
A
B

Schedules
1
2
3

Annex
A

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THIS BACKSTOP PURCHASE AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, together with any schedules, exhibits and annexes hereto, this “Agreement”) is entered into as of July 27, 2020 (the “Execution Date”), by and among (a) Ultra Petroleum Corp., a company incorporated under the laws of the Territory of Yukon, Canada (including as a debtor-in-possession in the Chapter 11 Cases (as defined below) and as a reorganized debtor, as applicable, “UP Holdings”), (b) UP Energy Corporation, a Delaware corporation (including as a debtor-in-possession in the Chapter 11 Cases and as a reorganized debtor, as applicable, “UP Energy” and, together with UP Holdings, the “Company”), (c) each of the direct and indirect Subsidiaries (as defined below) of UP Energy listed on the signature pages hereto under the title “Debtors” (such Subsidiaries, including each as a debtor-in-possession in the Chapter 11 Cases and as a reorganized debtor, as applicable, together with the Company, each, a “Debtor” and, collectively, the “Debtors”), and (d) each of the undersigned entities and/or their investment advisors, managers, managed funds or accounts, intermediaries or nominees set forth on Schedule 1 hereto (each, a “Backstop Party” and, collectively, the “Backstop Parties”). Capitalized terms used in this Agreement are defined in Section 14 hereof.

RECITALS

WHEREAS, the Debtors, the Backstop Parties and certain other Persons have entered into a Restructuring Support Agreement, dated as of May 14, 2020 (as amended, supplemented, amended and restated or otherwise modified from time to time, together with any schedules, exhibits and annexes thereto, the “RSA”), which provides for the restructuring of the Debtors’ capital structure and financial obligations pursuant to a plan of reorganization in the form attached as Exhibit B to the RSA (as it may be amended, supplemented or otherwise modified from time to time, together with the Plan Supplement, the “Plan”);

WHEREAS, on May 14, 2020 (the “Petition Date”), following the execution and delivery of the RSA by the parties thereto, the Debtors commenced voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 – 1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”);

WHEREAS, pursuant to (and subject to the terms and conditions set forth in) the Plan, the Debtors are conducting a rights offering, on the terms set forth in the Plan, the Rights Offering Procedures and this Agreement (the “Rights Offering”), by distributing Subscription Rights to each Rights Offering Participant to purchase shares of New Common Stock on the Effective Date, which shall consist of (a) shares of New Common Stock offered pro rata (based on the respective Pro Rata Shares of each of the Rights Offering Participants) to all Rights Offering Participants (the “Base Rights Offering Securities”) at an aggregate purchase price of up to $42.5 million (the “Base Rights Offering Amount”), and (b) shares of New Common Stock offered pro rata (based on the respective Priority Backstop Commitment Percentages of each of the Priority Backstop Parties) to all Priority Backstop Parties (the “Priority Rights Offering Securities” and, together with the Base Rights Offering Securities, the “Rights Offering Securities”) at an aggregate purchase price of up to $42.5 million (the “Priority Rights Offering Amount” and, together with the Base Rights Offering Amount, the “Rights Offering Amount”);

WHEREAS, the final Rights Offering Amount shall be reasonably determined by the Debtors and must be reasonably acceptable to the Requisite Backstop Parties (but shall in no event be less than the amount set forth in the definition of “Rights Offering Amount” set forth in the Plan) and if the final Rights Offering Amount is less than $85.0 million, then the Base Rights Offering Amount and the Priority Rights Offering Amount shall each be reduced by fifty percent (50.0%) of the difference between $85.0 million and such final Rights Offering Amount; and

WHEREAS, in order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, and in reliance on the representations and warranties set forth herein, (i) each of the Backstop Parties, severally and not jointly, has agreed to provide the Debtors with the right to require such Backstop Party to purchase, and upon exercise of such right by the Debtors, each Backstop Party has agreed to purchase from UP Energy, on the Effective Date, such Backstop Party’s Backstop Commitment Percentage of the Base Rights Offering Securities that have not been subscribed for by the Rights Offering Participants by the Subscription Expiration Deadline (including the Unallocated Securities) (the “Unsubscribed Securities”), and (ii) each of the Priority Backstop Parties, severally and not jointly, has agreed to provide the Debtors with the right to require such Priority Backstop Party to purchase, and upon exercise of such right by the Debtors, each Priority Backstop Party has agreed to purchase from UP Energy, on the Effective Date, such Priority Backstop Party’s Priority Backstop Commitment Percentage of all Priority Rights Offering Securities;

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Debtors and the Backstop Parties hereby agree as follows:

1. Rights Offering and Backstop Commitments.

1.1 The Rights Offering.

(a) The Debtors shall conduct and consummate the Rights Offering on the terms, subject to the conditions and in accordance with Rights Offering Procedures set forth in Exhibit A hereto (as such procedures may be amended or supplemented from time to time with the prior written consent of the Requisite Backstop Parties, such consent not to be unreasonably withheld, delayed or conditioned, the “Rights Offering Procedures”) and otherwise on the applicable terms and conditions set forth in this Agreement, and consistent with the Plan and the RSA. The Debtors and the Priority Backstop Parties shall cooperate and work in good faith in determining the final Rights Offering Amount and the Debtors shall provide the Priority Backstop Parties with all materials and information reasonably requested by any of the Priority Backstop Parties or counsel to the Backstop Parties identified in Section 12(a) hereof in connection with such determination, including the aggregate Exit RBL Lender Cash Election Amount for all Allowed First Lien RBL Claims and any investments or expenditures that are proposed to be financed or funded (in whole or in part) with the proceeds from the Rights Offering and the sale of Backstop Securities pursuant to this Agreement.

(b) The Company will use commercially reasonable efforts to cause the Rights Offering Subscription Agent to deliver, on behalf of the Company, to each of the

Backstop Parties, by e-mail, a funding notice (the “Backstop Funding Notice”) that sets forth (i) if there are Unsubscribed Securities, a true and accurate calculation of the aggregate Per Share Purchase Price therefor, or (ii) if there are no Unsubscribed Securities, the fact that there are no Unsubscribed Securities (it being understood that the Backstop Base Commitments shall terminate at the Closing). The Company will use commercially reasonable efforts to cause the Rights Offering Subscription Agent to deliver the Backstop Funding Notice to each of the Backstop Parties promptly after the later of (A) the date on which the final Rights Offering Amount has been determined and (B) the funding deadline for Rights Offering Participants who are not Backstop Parties as set forth in the Rights Offering Procedures, but in no event shall such delivery be made more than five (5) Business Days after such later date.

1.2 Backstop Commitments.

(a) On the terms, subject to the conditions (including the entry of the Confirmation Order by the Bankruptcy Court and the Confirmation Order becoming a Final Order) and limitations, and in reliance on the representations and warranties set forth in this Agreement, each of the Backstop Parties hereby, severally and not jointly, grants the Debtors the right to require such Backstop Party, and upon exercise of such right by the Debtors, each Backstop Party agrees, to purchase from UP Energy, on the Effective Date, at the aggregate Per Share Purchase Price therefor, its Backstop Commitment Percentage of all Unsubscribed Securities. The Backstop Base Commitments of the Backstop Parties are several, not joint, obligations of the Backstop Parties, such that no Backstop Party shall be liable or otherwise responsible for the Backstop Base Commitment of any other Backstop Party. The Unsubscribed Securities that each of the Backstop Parties is required to purchase pursuant to this Section 1.2(a) are referred to herein as such Backstop Party’s “Backstop Base Commitment Securities”.

(b) On the terms, subject to the conditions (including the entry of the Confirmation Order by the Bankruptcy Court and the Confirmation Order becoming a Final Order) and limitations, and in reliance on the representations and warranties set forth in this Agreement, each of the Priority Backstop Parties hereby, severally and not jointly, grants the Debtors the right to require such Priority Backstop Party, and upon exercise of such right by the Debtors, each Priority Backstop Party agrees, to purchase from UP Energy, on the Effective Date, at the aggregate Per Share Purchase Price therefor, its Priority Backstop Commitment Percentage of all Priority Rights Offering Securities. The Backstop Priority Commitments of the Priority Backstop Parties are several, not joint, obligations of the Priority Backstop Parties, such that no Priority Backstop Party shall be liable or otherwise responsible for the Backstop Priority Commitment of any other Priority Backstop Party. The Priority Rights Offering Securities that each of the Priority Backstop Parties is required to purchase pursuant to this Section 1.2(b) are referred to herein as such Priority Backstop Party’s “Backstop Priority Commitment Securities”.

(c) On or prior to the date that is three (3) Business Days prior to the anticipated Effective Date (but in no event shall such date be less than five (5) Business Days after the date on which the Backstop Funding Notice is delivered to the Backstop Parties) (the “Deposit Deadline”), each Backstop Party shall, severally and not jointly, deposit into an account (the “Deposit Account”) with, at the option of the Requisite Backstop Parties, the Rights Offering Subscription Agent or a bank or trust company approved by the Requisite Backstop Parties, by wire transfer of immediately available funds, an amount equal to the aggregate Per

Share Purchase Price for such Backstop Party’s Backstop Commitment Securities (such Backstop Party’s “Aggregate Purchase Price”). If the Closing has not occurred on or prior to the later of (A) the fifth Business Day following the Deposit Deadline and (B) if a Funding Default shall have occurred, the fifth Business Day following the date on which the procedures described in Section 1.2(b) hereof shall have been completed, any funds deposited in the Deposit Account by a Backstop Party will be returned by the Debtors to an account designated by such Backstop Party upon written request of such Backstop Party.

(d) In the event that a Backstop Party defaults (a “Funding Default”) on its obligation to deposit its Aggregate Purchase Price in the Deposit Account by the Deposit Deadline pursuant to Section 1.2(c) hereof (each such Backstop Party, a “Defaulting Backstop Party”), then each applicable Non-Defaulting Backstop Party shall have the right (the “Default Purchase Right”), but not the obligation, to elect to commit to purchase from UP Energy, at the aggregate Per Share Purchase Price therefor, up to such Non-Defaulting Backstop Party’s Adjusted Commitment Percentage of all applicable Backstop Commitment Securities required to be purchased by the Defaulting Backstop Party pursuant to Section 1.2(a) and/or Section 1.2(b) but which such Defaulting Backstop Party did not make the required deposit in accordance with Section 1.2(c). Within two (2) Business Days after a Funding Default, the Company shall send a written notice (the “Default Notice”) to each applicable Non-Defaulting Backstop Party specifying (i) the aggregate Per Share Purchase Price for all applicable Backstop Commitment Securities subject to such Funding Default (collectively, the “Default Securities”) and (ii) the maximum aggregate Per Share Purchase Price for Default Securities such Non-Defaulting Backstop Party may elect to commit to purchase (determined in accordance with the first sentence of this Section 1.2(d)). Each applicable Non-Defaulting Backstop Party will have three (3) Business Days after receipt of the Default Notice to elect to exercise its Default Purchase Right by notifying the Company in writing of its election and specifying the aggregate Per Share Purchase Price for Default Securities that it is committing to purchase (up to the maximum aggregate Per Share Purchase Price for Default Securities such Non-Defaulting Backstop Party is permitted to commit to purchase pursuant to the first sentence of this Section 1.2(d)). If any Non-Defaulting Backstop Party elects to commit to purchase less than the maximum amount of Default Securities such Non-Defaulting Backstop Party is permitted to commit to purchase pursuant to the first sentence of this Section 1.2(d) or if any Non-Defaulting Backstop Party does not elect to commit to purchase any Default Securities within the 3-Business Day period referred to in the immediately preceding sentence, then the Default Securities that such Non-Defaulting Backstop Party does not commit to purchase may be purchased by applicable Non-Defaulting Backstop Parties that exercised in full their respective Default Purchase Rights (the right to make such purchase to be made on a pro rata basis based on the respective applicable Adjusted Commitment Percentages of such Non-Defaulting Backstop Parties, and the process for providing commitments for such purchases to be made by utilizing substantially the same procedures set forth in the two immediately preceding sentences). To the extent the procedure described in the preceding sentence does not result in commitments by applicable Non-Defaulting Backstop Parties for all applicable Default Securities, such procedure shall be repeated until either (A) applicable Non-Defaulting Backstop Parties have elected to commit to purchase all of the applicable unsubscribed Default Securities or (B) applicable Non-Defaulting Backstop Parties have ceased providing elections to commit to purchase applicable unsubscribed Default Securities and the applicable Non-Defaulting Backstop Parties have not provided elections to commit to purchase all applicable Default Securities.

(e) If Non-Defaulting Backstop Parties elect to commit to purchase all (but not less than all) Default Securities in accordance with Section 1.2(d), each Non-Defaulting Backstop Party that has elected to commit to purchase Default Securities hereby agrees, severally and not jointly, to deposit into the Deposit Account, by wire transfer of immediately available funds, an amount equal to the aggregate Per Share Purchase Price for such Default Securities no later than two (2) Business Days after the day that the Company has notified the Non-Defaulting Backstop Parties that Non-Defaulting Backstop Parties have elected to commit to purchase all (but not less than all) Default Securities. If Non-Defaulting Backstop Parties do not elect to commit to purchase all Default Securities in accordance with Section 1.2(d), then no Non-Defaulting Backstop Party shall be required to deposit in the Deposit Account any portion of the Per Share Purchase Price for the Default Securities which such Non-Defaulting Backstop Party may have elected to commit to purchase pursuant to Section 1.2(d) unless otherwise agreed to in writing by the Requisite Backstop Parties and then only on the terms agreed to in writing by the Requisite Backstop Parties. The Default Securities which a Backstop Party elects to purchase pursuant to Section 1.2(d), if any, together with such Backstop Party’s Backstop Base Commitment Securities and Put Option Securities, shall be referred to herein as such Backstop Party’s “Backstop Securities”.

(f) Fractional Backstop Securities or fractional Backstop Priority Commitment Securities shall not be issued. Anything herein to the contrary notwithstanding, no Backstop Party shall be required or have the right to purchase or be issued any fractional Backstop Securities or fractional Backstop Priority Commitment Securities. If a Backstop Party would otherwise be required or have the right to purchase or be issued Backstop Securities or Backstop Priority Commitment Securities that includes a fraction of a share of New Common Stock, then such number of Backstop Securities or Backstop Priority Commitment Securities shall be rounded upward or downward to the nearest whole share of New Common Stock (with .5 of a share of New Common Stock being rounded up), and no Backstop Party shall receive any payment or other distribution in respect of any fraction of a share of New Common Stock such Backstop Party does not receive as a result of such a rounding down. For purposes of determining whether a Backstop Party would otherwise receive a fraction of a share of New Common Stock, the total number of Rights Offering Securities (including Backstop Priority Commitment Securities) and Backstop Securities to be issued to such Backstop Party pursuant to the Rights Offering and this Agreement shall be aggregated.

1.3 Put Option Premium.

(a) The Debtors and the Backstop Parties hereby acknowledge that, in consideration for the Debtors’ right to call the Backstop Base Commitments of the Backstop Parties to purchase the Backstop Base Commitment Securities of the Backstop Parties pursuant to the terms of this Agreement, the Debtors shall be required to pay to the Backstop Parties a premium in an aggregate amount equal to $3,187,500 (the “Put Option Base Premium”), which Put Option Base Premium shall be paid to the Backstop Parties on a pro rata basis based upon their respective Put Option Base Premium Percentages. The Debtors shall be obligated to pay the Put Option Base Premium on the Effective Date and such payment shall be satisfied, in lieu of any cash payment, by UP Energy contributing to Ultra Resources, and Ultra Resources transferring to the Backstop Parties (or their designees) immediately after the receipt thereof from UP Energy, an additional number of shares of New Common Stock (the “Put Option Base

Securities”) equal to the quotient obtained by dividing (i) $3,187,500 by (ii) the Per Share Purchase Price, on a pro rata basis based upon their respective Put Option Base Premium Percentages; provided, however, that if the Closing does not occur, the Debtors shall be required to pay the Put Option Base Premium to the Backstop Parties in cash to the extent provided in Section 8(e). Notwithstanding the foregoing, (A) no Defaulting Backstop Party shall be entitled to receive any portion of the Put Option Base Premium, (B) any Non-Defaulting Backstop Party that purchases Default Securities constituting Backstop Base Commitment Securities of a Defaulting Backstop Party shall be entitled to receive an additional portion of the Put Option Base Premium equal to the product of (x) the amount of the Put Option Base Premium that would be payable to such Defaulting Backstop Party if such Defaulting Backstop Party had not committed a Funding Default and (y) a fraction, the numerator of which is the number of Default Securities constituting Backstop Base Commitment Securities of such Defaulting Backstop Party which such Non-Defaulting Backstop Party purchases and the denominator of which is the total number of Default Securities constituting Backstop Base Commitment Securities of such Defaulting Backstop Party, and (C) if a Specified Backstop Party makes an Exit Term Loan Election in respect of Backstop Base Commitment Securities (including any Default Securities that constitute Backstop Base Commitment Securities) and the Closing occurs, then the portion of the Put Option Base Premium otherwise payable to such Specified Backstop Party in respect of such Backstop Base Commitment Securities (including any Default Securities that constitute Backstop Base Commitment Securities) shall be payable in the form of Exit Term Loans in an aggregate principal amount equal to such portion of the Put Option Base Premium.

(b) The Debtors and the Backstop Parties hereby acknowledge that, in consideration for the Debtors’ right to call the Backstop Priority Commitments of the Priority Backstop Parties to purchase Backstop Priority Commitment Securities in the Rights Offering, the Debtors shall be required to pay to the Priority Backstop Parties a premium in an aggregate amount equal to $3,187,500 (the “Put Option Priority Premium”), which Put Option Priority Premium shall be paid to the Priority Backstop Parties on a pro rata basis based upon their respective Priority Backstop Commitment Percentages. The Debtors shall be obligated to pay the Put Option Priority Premium on the Effective Date and such payment shall be satisfied, in lieu of any cash payment, by UP Energy contributing to Ultra Resources, and Ultra Resources transferring to the Priority Backstop Parties (or their designees) immediately after the receipt thereof from UP Energy, an additional number of shares of New Common Stock (the “Put Option Priority Securities”) equal to the quotient obtained by dividing (i) $3,187,500 by (ii) the Per Share Purchase Price, on a pro rata basis based upon their respective Priority Backstop Commitment Percentages; provided, however, that if the Closing does not occur, the Debtors shall be required to pay the Put Option Priority Premium to the Priority Backstop Parties in cash to the extent provided in Section 8(e). Notwithstanding the foregoing, (A) no Defaulting Backstop Party shall be entitled to receive any portion of the Put Option Priority Premium, (B) any Non-Defaulting Backstop Party that purchases Default Securities constituting Backstop Priority Commitment Securities of a Defaulting Backstop Party shall be entitled to receive an additional portion of the Put Option Priority Premium equal to the product of (x) the amount of the Put Option Priority Premium that would be payable to such Defaulting Backstop Party if such Defaulting Backstop Party had not committed a Funding Default and (y) a fraction, the numerator of which is the number of Default Securities constituting Backstop Priority Commitment Securities of such Defaulting Backstop Party which such Non-Defaulting Backstop Party purchases and the denominator of which is the total number of Default Securities constituting Backstop Priority Commitment Securities of such Defaulting Backstop Party, and (C) if a Specified Backstop Party makes an Exit Term Loan Election in respect of Backstop Priority Commitment Securities (including any Default Securities that constitute Backstop Priority Commitment Securities) and the Closing occurs, then the portion of the Put Option Priority Premium otherwise payable to such Specified Backstop Party in respect of such Backstop Priority Commitment Securities (including any Default Securities that constitute Backstop Priority Commitment Securities) shall be payable in the form of Exit Term Loans in an aggregate principal amount equal to such portion of the Put Option Priority Premium.

(c) The Debtors hereby further acknowledge and agree that the Put Option Premium (including the commitment premium with respect to any Exit Term Loans) (i) shall be fully earned as of the Execution Date, (ii) shall not be refundable under any circumstance or creditable against any other amount paid or to be paid in connection with this Agreement or any of the Contemplated Transactions or otherwise, (iii) shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim, (iv) except to the extent required under the Code or other applicable Law, shall be paid free and clear of and without deduction for any and all present or future applicable Taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (collectively, “Deductions or Withholdings”), and to the extent of any Deductions or Withholdings, the Debtors shall pay additional amounts such that the total amount received by each Backstop Party shall equal the amount that would have been received absent any such Deductions or Withholdings, and (v) shall be treated for U.S. federal income Tax purposes as a premium (and, as applicable, an adjustment to tax basis or adjustment to issue price) for an option to put the Backstop Base Commitment Securities of the Backstop Parties to the Backstop Parties and the Backstop Priority Commitment Securities of the Priority Backstop Parties to the Priority Backstop Parties, as applicable, and none of the Debtors or the Backstop Parties shall take any position or action inconsistent with such treatment and/or characterization, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.4 Exit Term Loans. Anything herein to the contrary notwithstanding, each of the Specified Backstop Parties shall be entitled to elect (an “Exit Term Loan Election”), in lieu of purchasing Backstop Commitment Securities that it is otherwise required to purchase pursuant to this Agreement and/or in lieu of purchasing Default Securities which such Specified Backstop Party elects to commit to purchase pursuant to this Agreement, to make Exit Term Loans to Ultra Resources on the Effective Date in an aggregate original principal amount (excluding any original issue discount and any commitment premium) up to the aggregate Per Share Purchase Price that such Specified Backstop Party is required to pay, but not to exceed the Exit Term Loan Cap Amount for such Specified Backstop Party. A Specified Backstop Party may make an Exit Term Loan Election by delivering written notice thereof to the Company not less than five (5) Business Days prior to the anticipated Effective Date (or, in the case an Exit Term Loan Election is made with respect to the purchase of Default Securities, at the time such Specified Backstop Party elects to commit to purchase Default Securities pursuant to Section 1.2(d)), which notice shall specify the aggregate original principal amount of Exit Term Loans (excluding any original issue discount and any commitment premium) that such Specified Backstop Party is electing to make. If a Specified Backstop Party makes an Exit Term Loan Election, such Specified Backstop Party shall be required to deposit the aggregate original principal amount of the applicable Exit Term Loans (excluding any original issue discount and any commitment premium) into the Deposit Account no later than the time that such Specified Backstop Party would have been required to deposit the Per Share Purchase Price for Backstop Commitment Securities or Default Securities that such Specified Backstop Party would be required to pay if such Specified Backstop Party did not make such Exit Term Loan Election. Any amounts deposited by a Specified Backstop Party in the Deposit Account in respect of Exit Term Loans shall reduce, on a dollar-for-dollar basis, the aggregate Per Share Purchase Price for Backstop Commitment Securities and Default Securities that such Specified Backstop Party would have been required to pay if such Specified Backstop Party did not make an Exit Term Loan Election, and the Backstop Commitment Securities and Default Securities that a Specified Backstop Party would have otherwise received if such Specified Backstop Party had paid such aggregate Per Share Purchase Price will not be issued. Any reference to the term “Rights Offering Securities”, “Backstop Securities”, “Backstop Base Commitment Securities”, “Backstop Priority Commitment Securities”, “Put Option Securities” or “Default Securities” used in this Agreement shall be deemed to include Exit Term Loans and/or Exit Warrants to the extent any Specified Backstop Party makes an Exit Term Loan Election and such inclusion is applicable.

2. Closing; Certain Expenses and Payments.

2.1 Closing.

(a) The closing of the purchase, sale and/or issuance of Backstop Securities and Backstop Priority Commitment Securities hereunder (the “Closing”) will occur at 10:00 a.m., New York City time, on the Effective Date. At the Closing, UP Energy shall deliver (e-mail delivery being sufficient) to each Backstop Party (i) notification of the number of shares of New Common Stock to be distributed to each Backstop Party as of the Effective Date; provided, however, that promptly following the Closing (but in no event later than three (3) Business Days following the Effective Date), UP Energy shall deliver (e-mail delivery being sufficient) to each Backstop Party a statement prepared by UP Energy or any transfer agent for the New Common Stock reflecting the book-entry position of the Backstop Securities and the Rights Offering Securities (including the Backstop Priority Commitment Securities) acquired by such Backstop Party as of the Effective Date (it being understood and agreed that each Backstop Party shall be the record owner of such Backstop Securities and Rights Offering Securities on the Effective Date notwithstanding such delivery being made by UP Energy after the Effective Date); provided, further, that if a Specified Backstop Party makes an Exit Term Loan Election, then UP Energy and Ultra Resources shall deliver to such Specified Backstop Party at the Closing, at the request of such Specified Backstop Party at least one (1) Business Day prior to the Effective Date, (x) one or more promissory notes issued by Ultra Resources payable to such Specified Backstop Party (or its designee) in the aggregate original principal amount specified in the notice of the Exit Term Loan Election delivered by such Specified Backstop Party (plus any original issue discount and commitment premium applicable to such Exit Term Loans), duly executed by Ultra Resources, and (y) one or more certificates for Exit Warrants that are issued in connection with such Exit Term Loans, duly executed by UP Energy, and (ii) such certificates, counterparts to agreements, documents or instruments required to be delivered by the Debtors to such Backstop Party pursuant to Section 7.1 hereof. The agreements, instruments, certificates and other documents to be delivered on the Effective Date by or on behalf of the Debtors will be delivered to the Backstop Parties at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038 or such other location as directed by counsel to the Backstop Parties identified in Section 12(a) hereof.

(b) All Backstop Securities and Rights Offering Securities (including Backstop Priority Commitment Securities) will be delivered free and clear of any and all Encumbrances (other than Encumbrances pursuant to the New Organizational Documents of UP Energy and pursuant to applicable securities Laws) with any and all issue, stamp, transfer or similar Taxes or duties payable in connection with such delivery duly paid by the Debtors.

(c) Anything in this Agreement to the contrary notwithstanding (but without limiting the provisions of Section 13.1 hereof), any Backstop Party, in its sole discretion, may designate that some or all of the Backstop Securities and/or Backstop Priority Commitment Securities be issued in the name of, and delivered to, one or more of its Affiliates that (in any such case) is an Accredited Investor. Any such designation shall be made by a Backstop Party by delivering written notice thereof to the Company no less than three (3) Business Days prior to the Effective Date, which notice shall (i) specify the name of each such Affiliate, (ii) specify the number of Backstop Securities and/or Backstop Priority Commitment Securities that should be issued or delivered to each such Affiliate (or the applicable aggregate Per Share Purchase Price and/or portion of the Put Option Premium, as applicable, for such Backstop Securities and/or Backstop Priority Commitment Securities), and (iii) contain a certification from each such Affiliate of the accuracy of the representations and warranties made by each Backstop Party in Section 4 hereof as applied to such Affiliate. Any designation pursuant to this Section 2.1(c) shall not relieve the designating Backstop Party of any of its obligations under this Agreement.

2.2 Backstop Expenses. Whether or not the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated, the Debtors hereby agree, on a joint and several basis, to reimburse in cash or pay in cash, as the case may be, the Backstop Expenses as follows: (a) all accrued and unpaid Backstop Expenses incurred up to (and including) the date of entry by the Bankruptcy Court of the Confirmation Order shall be paid in full in cash on or as soon as reasonably practicable following the date of entry by the Bankruptcy Court of the Confirmation Order (but in no event later than two (2) Business Days after submission of invoices following entry of the Confirmation Order), without Bankruptcy Court review or further Bankruptcy Court Order, (b) all accrued and unpaid Backstop Expenses incurred up to (and including) the Effective Date shall be paid in full in cash on the Effective Date, without Bankruptcy Court review or further Bankruptcy Court Order and (c) if applicable, upon termination of this Agreement, all accrued and unpaid Backstop Expenses incurred up to (and including) the date of such termination shall be paid in full in cash promptly (but in any event within five (5) Business Days) after invoices are presented to the Debtors, without Bankruptcy Court review or further Bankruptcy Court Order. All Backstop Expenses of a Backstop Party shall be paid to such Backstop Party (or its designee) by wire transfer of immediately available funds to the account(s) specified by such Backstop Party. The Backstop Expenses shall constitute allowed administrative expenses against the Debtors’ estates under the Bankruptcy Code. The terms set forth in this Section 2.2 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated. The obligations set forth in this Section 2.2 are in addition to, and do not limit, the Debtors’ obligations under Sections 1.3, 8 and 9 hereof.

2.3 Withholding. The Debtors are entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding of Taxes or other amounts required to be deducted or withheld from the payment of such amounts as required by the Code or other applicable Law. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3. Representations and Warranties of the Debtors. Except (a) as set forth in the corresponding section of the disclosure schedule delivered by the Debtors to the Backstop Parties on the Execution Date attached hereto as Annex A hereto (the “Debtor Disclosure Schedules”) or (b) as disclosed in SEC Reports filed with the SEC on or after December 31, 2018 and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval System (excluding any disclosures contained in the “Forward-Looking Statements” or “Risk Factors” section thereof (other than statements therein of historical fact), or any other statements that are similarly predictive, cautionary or forward looking in nature), the Debtors hereby, jointly and severally, represent and warrant to the Backstop Parties as set forth in this Section 3. Each representation and warranty of the Debtors is made as of the Execution Date:

3.1 Organization of the Debtors. Each Debtor is a corporation or limited liability company (as the case may be) duly incorporated, organized or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation (as applicable), and has full corporate or limited liability company (as applicable) power and authority to conduct its business as it is now conducted. Each Debtor is duly qualified or registered to do business as a foreign corporation or limited liability company (as applicable) and is in good standing (to the extent such concept is applicable) under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to be so qualified or registered would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole.

3.2 Organization and Capitalization of the Subsidiaries.

(a) Schedule 3.2(a) of the Debtor Disclosure Schedules sets forth the name and jurisdiction of incorporation, organization or formation (as applicable) of each Subsidiary of UP Holdings. UP Holdings legally and beneficially owns all of the issued and outstanding Equity Interests of UP Energy. UP Energy legally and beneficially owns all of the issued and outstanding Equity Interests of Ultra Resources. Ultra Resources legally and beneficially owns all of the issued and outstanding Equity Interests of each of the other Debtors (other than the Equity Interests of UP Holdings, UP Energy and Ultra Wyoming LGS, LLC). Ultra Wyoming, LLC, a wholly-owned Subsidiary of Ultra Resources, legally and beneficially owns all of the issued and outstanding Equity Interests of Ultra Wyoming LGS, LLC. Except for UP Holdings’ Subsidiaries set forth on Schedule 3.2(a) of the Debtor Disclosure Schedules, UP Holdings does not own, hold or control any direct or indirect Equity Interests of any corporation, partnership, limited liability company, trust or other Person or business. Except as specified in this Section

3.2(a), none of the Subsidiaries of UP Holdings owns, holds or controls any direct or indirect Equity Interests of any corporation, partnership, limited liability company, trust or other Person or business. Except as described on Schedule 3.2(a) of the Debtor Disclosure Schedules, neither UP Holdings nor any of its Subsidiaries has any Contract to directly or indirectly acquire any direct or indirect Equity Interest in any Person or business.

(b) All of the outstanding Equity Interests of each Subsidiary of UP Holdings have been duly authorized and validly issued and are fully paid and nonassessable, and UP Holdings or one or more of its Subsidiaries has good and marketable title to such Equity Interests, free and clear of all Encumbrances (other than transfer restrictions imposed under the terms of the Organizational Documents of such Subsidiary and applicable securities Laws). Except as set forth on Schedule 3.2(b) of the Debtor Disclosure Schedules, there are, and there will be on the Effective Date, no (i) Contracts relating to the issuance, grant, sale or transfer of any Equity Interests of any Subsidiary of UP Holdings or (ii) Contracts of UP Holdings or any Subsidiary of UP Holdings to repurchase, redeem or otherwise acquire any Equity Interests of UP Holdings or any Subsidiary of UP Holdings. No Subsidiary of UP Holdings has granted any registration rights with respect to any of its Equity Interests.

3.3 Authority; No Conflict.

(a) Subject to the entry by the Bankruptcy Court of the Confirmation Order, each Debtor (i) has the requisite corporate or limited liability company (as applicable) power and authority (A) to enter into, execute and deliver this Agreement and the other Definitive Documents to which it is (or will be) a party, and to enter into, execute and file with the Bankruptcy Court the Plan and (B) to perform and consummate the Contemplated Transactions, and (ii) has taken all necessary corporate or limited liability company (as applicable) action required for (x) the due authorization, execution and delivery of this Agreement and the other Definitive Documents to which it is (or will be) a party, (y) the due authorization, execution and filing with the Bankruptcy Court of the Plan and (z) the performance and consummation of the Contemplated Transactions. Subject to entry by the Bankruptcy Court of the Confirmation Order, this Agreement has been (or, in the case of each Definitive Document to be entered into by a Debtor at or prior to the Closing, will be) duly executed and delivered by each Debtor (or, in the case of any other Definitive Document, the Debtor party thereto). Subject to entry by the Bankruptcy Court of the Confirmation Order, this Agreement constitutes (or, in the case of each Definitive Document to be entered into by a Debtor after the Execution Date and at or prior to the Closing, will constitute) the legal, valid and binding obligation of each Debtor (or, in the case of a Definitive Document other than this Agreement, the Debtor party thereto), enforceable against such Debtor in accordance with its terms. Subject to entry of the Confirmation Order and the expiration or waiver by the Bankruptcy Court of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), the Plan constitutes the legal, valid and binding obligation of each Debtor, enforceable against such Debtor in accordance with its terms.

(b) At the time of the execution and delivery of the RSA , each Debtor (i) had the requisite corporate or limited liability company (as applicable) power and authority (A) to enter into, execute and deliver the RSA and, (B) subject to the entry by the Bankruptcy Court of the Confirmation Order, to perform and consummate the Contemplated Transactions, and (ii) had taken all necessary corporate or limited liability company (as applicable) action required for (x)

the due authorization, execution and delivery of the RSA and, (y) subject to the entry by the Bankruptcy Court of the Confirmation Order, the performance and consummation of the Contemplated Transactions. The RSA has been duly executed and delivered by each Debtor. The RSA constitutes the legal, valid and binding obligation of each Debtor, enforceable against such Debtor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.

(c) Neither the execution and delivery by the Debtors of this Agreement or any of the other Definitive Documents, the execution or filing with the Bankruptcy Court by the Debtors of the Plan nor the performance or consummation by the Debtors of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with or result in a violation or breach of any provision of the Organizational Documents of any Debtor;

(ii) contravene, conflict with or result in a violation of any Law or Order to which any Debtor or any of the properties, assets, rights or interests owned, leased or used by any Debtor are bound or may be subject;

(iii) contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any Material Contract, except for any violation or breach of any such Material Contract that arises out of the rejection by any of the Debtors of such Material Contract, which rejection was done with the prior written consent of the Requisite Backstop Parties; or

(iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets, properties, rights or interests owned, leased or used by any Debtor that will not be released and discharged pursuant to the Plan;

except, in the case of clauses (ii) and (iii) above, where such occurrence, event or result would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole.

(d) Subject to the Approvals, none of the Debtors will be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or any other Definitive Document, or the execution and filing with the Bankruptcy Court of the Plan, or the performance or consummation of any of the Contemplated Transactions.

3.4 Proceedings. Other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection with the Chapter 11 Cases and except as set forth on Schedule 3.4 of the Debtor Disclosure Schedules, there is no Proceeding pending, existing, instituted, outstanding or, to the Knowledge of the Debtors, threatened to which any Debtor is or would be a party or to which any property, asset, right or interest owned, leased or used by any Debtor is bound or subject, except for any Proceeding that if adversely determined to such Debtor would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole.

3.5 Brokers or Finders. Except as set forth on Schedule 3.5 of the Debtor Disclosure Schedules, neither the Debtors nor any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, any of the other Definitive Documents (including the Plan) or any of the Contemplated Transactions.

3.6 Exemption from Registration. Assuming the accuracy of the Backstop Parties’ representations set forth in Section 4 hereof and assuming the accuracy of all of the representations, warranties and certifications made by each Rights Offering Participant in its Investor Questionnaire, each of the Specified Issuances will be exempt from the registration and prospectus delivery requirements of the Securities Act.

3.7 Issuance. Subject to entry by the Bankruptcy Court of the Confirmation Order, each of the Specified Issuances has been duly and validly authorized by UP Energy and Ultra Resources, as applicable, and, when (a) the shares of New Common Stock are issued and delivered to the holders of Allowed First Lien Term Loan Claims and Allowed Second Lien Notes Claims pursuant to the Plan, (b) the Rights Offering Securities (including Backstop Priority Commitment Securities of the Priority Backstop Parties) are issued and delivered to Rights Offering Participants against payment therefor in the Rights Offering, (c) the Backstop Base Commitment Securities of the Backstop Parties are issued and delivered to the Backstop Parties against payment therefor as provided herein, (d) the Put Option Securities are issued and delivered to the Backstop Parties pursuant to this Agreement, and (e) the shares New Common Stock underlying the Exit Warrants issued in connection with an Exit Term Loan Election are issued and delivered to the holder of any such Exit Warrant against payment of the exercise price therefor, all such Rights Offering Securities, Backstop Securities and shares of New Common Stock will be duly and validly issued, fully paid and non-assessable, and free and clear of all Taxes, liens, Encumbrances (other than transfer restrictions imposed under the terms of the New Organizational Documents of UP Energy and applicable securities Laws), pre-emptive rights, rights of first refusal, subscription rights and similar rights.

3.8 No Violation or Default. No Debtor is in violation of its Organizational Documents. No Debtor is: (a) in violation or default, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or default, under any Material Contract; or (b) in violation of any Law or Order, except, (i) in the case of clauses (a) and (b) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole or, (ii) in the case of clause (a) above only, any such default or violation that arises solely out of the filing of the Chapter 11 Cases.

3.9 Intellectual Property.

(a) The Debtors own or possess adequate rights to use all patents, inventions and discoveries (whether patentable or not), trademarks, service marks, trade names, trade dress, internet domain names, copyrights, published and unpublished works of authorship (including software), and all registrations, recordations and applications of the foregoing and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and licenses related to any of the foregoing (collectively, “IP Rights”) owned, licensed or used by any Debtor (collectively, “Debtor IP Rights”) as such Debtor IP Rights are used in the business of any Debtor, except where the failure to own or possess such rights to (or have adequate licenses related to) any such IP Rights would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole. The conduct of the businesses and operations of each Debtor does not infringe or misappropriate any IP Rights of any third party, except in such instances as would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole. No Debtor has received any written notice of any claim of infringement or misappropriation of any IP Rights of any third party as a result of the operation of the respective businesses and operations of any of the Debtors, except in such instances as would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole. None of the Debtor IP Rights owned by any Debtor have been adjudged invalid or unenforceable, except in such instances as would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole. The Debtors have maintained all registered patents, trademarks, copyrights and all applications for any of the foregoing in full force and effect and used commercially reasonable efforts to protect and maintain all trade secrets, except in such instances as would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole. To the Knowledge of the Debtors, no third party has infringed or misappropriated any Debtor IP Rights or is infringing or misappropriating any Debtor IP Rights.

(b) Each Debtor owns or possesses adequate rights to use all computer systems (including hardware, software databases, firmware and related equipment), communications systems, and networking systems (the “IT Systems”) used by each Debtor (the “Debtor IT Systems”) in the manner in which they are used in the operation of such Debtor’s businesses and operations, except where the failure to own or possess such rights would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole. The Debtor IT Systems are adequate in all material respects for their intended use in the operation of each Debtor’s businesses and operations. There has not been any material malfunction with respect to any of the Debtor IT Systems that has caused material disruption to any Debtor’s businesses or operations in the past three (3) years that has not been remedied or replaced in all material respects.

(c) Each Debtor has complied at all times in all material respects with applicable Laws regarding the collection, retention, use and protection of personal information. No Person (including any Governmental Body) has made any claim or commenced any Proceeding relating to any Debtor’s businesses privacy or data security practices, including with respect to the access, disclosure or use of personal information maintained by or on behalf of any Debtor or, to the Knowledge of the Debtors, threatened any such Proceeding or conducted any investigation or inquiry thereof. To the Knowledge of the Debtors, the respective businesses and operations of the Debtors have not, in the past three (3) years, experienced any material loss, damage, or unauthorized access, disclosure, use or breach of security of any personal information in any Debtor’s possession, custody or control, or otherwise held or processed on its behalf.

3.10 Licenses and Permits. Each Debtor possesses or has obtained all material Governmental Authorizations from, has made all declarations and filings with, and has given all notices to, the appropriate Governmental Bodies that are necessary or required for the ownership, lease or use of its properties, assets, rights or interests, or the conduct or operation of its businesses or operations (collectively, the “Licenses and Permits”), except where the failure to possess, obtain, make or give any of the foregoing would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole. The operation of the businesses of the Debtors is, and for the past three (3) years has been, in accordance with the Licenses and Permits, and no event has occurred which permits (nor has an event occurred which with notice or lapse of time or both would permit) the revocation or termination of any of the Licenses and Permits or which might result in any other impairment of the rights of any of the Debtors therein or thereunder, except to the extent that any such non-compliance, revocation or termination would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole. No Debtor has received notice of any revocation, suspension or modification of any of the Licenses and Permits, has any reason to believe that any of the Licenses and Permits will be revoked or suspended, or will not be renewed in the ordinary course, or that any such renewal will be materially impeded, delayed, hindered, conditioned or burdensome to obtain, except to the extent that any of the foregoing would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole.

3.11 Compliance With Environmental Laws. Except as set forth on Schedule 3.11 of the Debtor Disclosure Schedules, each Debtor:

(a) is, and for the past five (5) years has been, in compliance with any and all applicable Environmental Laws, except for noncompliance matters that have been fully resolved;

(b) has received and is, and for the past five (5) years has been, in compliance with all material Governmental Authorizations required of it under applicable Environmental Laws to conduct its businesses and operations, except for noncompliance matters that have been fully resolved, and there is no Order or Proceeding pending or, to the Knowledge of the Debtors, threatened which would prevent the conduct of its businesses or operations or which would revoke, terminate or adversely modify any such Governmental Authorization;

(c) to the Knowledge of the Debtors, has not received written notice (including a request for information) at any time during the past five (5) years from any Governmental Body or any other Person of, and, to the Knowledge of the Debtors, during the past five (5) years there have not been:

(i) any unresolved violations of, or liability under, any Environmental Laws; or

(ii) any unresolved actual or potential liability for the Debtors for the investigation, removal, remediation or monitoring of any Release of Hazardous Materials on, at, under or emanating from any currently or formerly owned or operated property or facility or at any location to which Hazardous Materials from the operations or activities of such Debtor have come to be located;

(d) is not subject to any Proceedings or Orders under any Environmental Laws or, to the Knowledge of the Debtors, any threatened Proceedings or Orders under any Environmental Laws;

(e) (i) has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or Released any Hazardous Material, (ii) does not currently own or operate or, to the Knowledge of the Debtors, did not formerly own or operate any property or facility which is or has been contaminated by any Hazardous Material, in each case as would reasonably be expected to give rise to any liabilities for any Debtors under any Environmental Laws; and

(f) has not expressly assumed or provided an indemnity with respect to any liability of any other Person relating to Environmental Laws or Hazardous Materials for which a Debtor would not otherwise be liable;

except in each case of clauses (a) through (f) above, that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole.

3.12 Compliance With ERISA.

(a) Schedule 3.12(a) of the Debtor Disclosure Schedules sets forth a complete and accurate list of all material Benefit Plans. “Benefit Plans” means any of the following (whether written or unwritten): (i) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, or sick leave plan, (ii) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any excess benefit, top hat plan or any qualified or nonqualified deferred compensation or retirement plan or arrangement, or (iii) any other plan, policy, program or Contract which provides compensation or benefits, including any severance Contract or plan, personnel policy, vacation time, holiday pay, tuition reimbursement program, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, fringe benefit plan or program, bonus or incentive plan, equity, equity appreciation, stock option, restricted stock, phantom stock, stock bonus or deferred bonus or compensation plan, salary reduction, change-of-control or employment Contract (or consulting Contract with a former employee or otherwise), maintained, administered or contributed to by any Debtor, or with respect to which any Debtor has, or could reasonably be expected to have any liability for, on behalf of, or with respect to any current or former employees, leased employees, dependents, beneficiaries, officers, directors, managers or independent contractors of any Debtor or predecessor thereof. Each Benefit Plan has been funded, administered and maintained in compliance in all material respects with its terms and the requirements of any applicable Laws or Orders, including ERISA and the Code. Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS. No Benefit Plan is currently subject to any claims, investigations, or audits (and to the Knowledge of the Debtors none are contemplated or threatened) by any Governmental Body other than in the ordinary course.

(b) None of the Benefit Plans are, and the Debtors do not maintain, contribute to, have an obligation to contribute to, or have or could reasonably be expected to have any liability (including with respect to an ERISA Affiliate) with respect to (i) a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA or Section 413(c) of the Code), whether or not subject to Title IV of ERISA; (ii) a multiple employer plan (within the meaning of Section 413(c) of the Code); (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); (iv) a “voluntary employee beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (v) a plan subject to Title IV of ERISA or Section 412 or Section 4971 of the Code.

(c) No Benefit Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees, consultants or individuals whose employment with any Debtor has terminated or the spouses or dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or applicable similar state law and at the sole cost of such former employee, spouse or other dependent).

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of any Debtor under any Benefit Plan; (ii) increase any benefits otherwise payable under any Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits under any Benefit Plan; or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code. No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of any Debtor has or will obtain a right to receive a gross-up payment from any Debtor with respect to any excise or additional income taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

(e) Each Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been in a written form and administered in such a manner that complies in all material respects with the requirements of Section 409A of the Code and final regulations issued thereunder.

(f) The Debtors have, for purposes of each relevant Benefit Plan and applicable Law, correctly classified in all material respects those individuals performing services for the Debtors as employees or independent contractors of the Debtors.

(g) Neither the Debtors nor, to the Knowledge of the Debtors, any trustee, fiduciary or administrator of any Benefit Plan or trust created thereunder has engaged in a transaction in connection with which any of the Debtors, any Benefit Plan, any such trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any Benefit Plan or any such trust would be subject to a civil penalty or Tax under ERISA or the Code, including a civil penalty assessed pursuant to Section 409 or Section 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or Section 4976 of the Code, except any of the foregoing that would not, individually or in the aggregate, reasonably be expected to result in material liability to the Debtors.

(h) There currently is not any Benefit Plan subject to the Laws of a jurisdiction other than the United States for which liability remains outstanding. The Debtors do not have, and do not reasonably expect to have, any material liability with respect to any Benefit Plan currently or formerly subject to the Laws of any jurisdiction other than the United States.

3.13 Compliance with Anti-Corruption, Money Laundering and Import Laws; Export Controls and Economic Sanctions.

(a) During the past five (5) years, none of the Debtors nor, to the Knowledge of the Debtors, any of the officers, directors, employees, agents, consultants, representatives, or other Persons acting on behalf of any of the Debtors, has: (i) directly or indirectly, given, promised, offered, authorized the offering of, or paid anything of value to any public official or employee of any Governmental Body, in each case, for purposes of (A) materially influencing any official act or official decision of such public official or employee, (B) materially inducing such public official or employee to do or omit to do any act in violation of such official’s or employee’s lawful duty, (C) securing any improper material advantage or (D) materially inducing such public official or employee to use such official’s or employee’s influence with a Governmental Body, or commercial enterprise owned or controlled by any Governmental Body (including state owned or controlled facilities), in order to assist any of the Debtors in obtaining or retaining business; or (ii) taken any action in material violation of any applicable anticorruption Law, including the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the U.K. Bribery Act of 2010 and any other applicable anti-corruption or anti-bribery Law of any Governmental Body of any jurisdiction applicable to any of the Debtors or any of their respective businesses or operations. There is no pending or, to the Knowledge of the Debtors, threatened Proceeding with respect to any violation of any applicable anti-corruption Law relating to any of the Debtors or any of their respective businesses or operations. Each of the Debtors has in place adequate controls to ensure material compliance with any applicable anti-corruption Laws.

(b) Each of the Debtors is in material compliance, and at all times during the past five (5) years has materially complied, with all applicable Laws relating to the prevention of money laundering applicable to it or its property or in respect of its operations, including all applicable criminal Laws and all applicable financial record-keeping, customer identification, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (the “Money Laundering Laws”). No Proceeding by or before any Governmental Body involving any of the Debtors with respect to the Money Laundering Laws is pending or, to the Knowledge of the Debtors, threatened.

(c) Each of the Debtors has at all times during the past five (5) years been in material compliance with all applicable trade Laws, including import and export control Laws, economic/trade embargoes and sanctions, and anti-boycott Laws, and, except as authorized by the applicable Governmental Body or Governmental Bodies, has not: (i) exported, re-exported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the U.S. International Traffic In Arms Regulations (“ITAR”) (22 C.F.R. § 120 et seq.), or the Export Administration Regulations (the “EAR”) (15 C.F.R. § 730 et seq.), or the economic sanctions programs administered by the U.S. Office of Foreign Assets Control (“OFAC”) (31 C.F.R. Part 500 et seq.); (ii) entered into, funded, financed, or facilitated any activities, business or transaction that is prohibited under any applicable trade Law or with or for the benefit of any Person subject to economic or trade sanctions under applicable trade Laws, including any Person (A) designated as a Specially Designated National by OFAC, (B) on the Denied Persons, Entity, or Unverified Lists of the U.S. Bureau of Industry and Security or (C) on the Debarred List of the Directorate of Defense Trade Controls of the U.S. Department of State; (iii) exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities, or that have been or will be used, transshipped or diverted contrary to applicable U.S. export controls and economic/trade sanctions; (iv) manufactured any defense article (as defined in the ITAR, “Defense Article”), including within the United States, and without regard to whether such Defense Article was subsequently exported, without being registered and in good standing with the Directorate of Defense Trade Controls of the U.S. Department of State; (v) imported any goods except in compliance with the import and customs Laws of the United States, including Title 19 of the United States Code, Title 19 of the Code of Federal Regulations, and all other regulations administered or enforced by U.S. Customs and Border Protection and the U.S. Department of Commerce; or (vi) materially violated the anti-boycott prohibitions, or materially failed to comply with the reporting requirements, of the EAR and the Tax Reform Act of 1976 (26 U.S.C. § 999).

3.14 Absence of Certain Changes or Events. Since December 31, 2019, (a) each Debtor has conducted its businesses in the Ordinary Course of Business, excluding any transactions that are effected in connection with the Chapter 11 Cases that are specifically contemplated by the RSA, (b) there has not been any change with respect to any finance or Tax accounting elections, methods, principles or practices of any Debtor, (c) no Debtor has incurred any damage, destruction, loss or casualty to its property or assets with a value, individually or in the aggregate, in excess of $1,000,000 (whether or not covered by insurance) and (d) there has been no Material Adverse Effect.

3.15 Material Contracts.

(a) Other than any Material Contract that has been rejected in the Chapter 11 Cases, which rejection was done with the prior written consent of the Requisite Backstop Parties, each Material Contract is in full force and effect and is valid, binding and enforceable against the applicable Debtor and, to the Knowledge of the Debtors, each other party thereto, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity. Other than as a result of the commencement of the Chapter 11 Cases, neither the Debtors nor, to the Knowledge of the Debtors, any other party to any Material Contract is in breach of or default under any obligation thereunder or has given notice of default to any other party thereunder, except for breaches and defaults that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole.

(b) The Debtors have not received any written notice from any lessor (including copies of any such notices provided to the Debtors by third party operators) under any of the Leases that are material to the Debtors’ business seeking to terminate, cancel or rescind any Lease, and the Debtors have not received any written notice from any lessor under any of the Leases (including copies of any such notices provided to the Debtors by third party operators) alleging any default or event or circumstance which, with the giving of notice or the passage of time or both, would give rise to a default under any the Leases, except the commencement of the Chapter 11 Cases.

3.16 Financial Statements; No Undisclosed Liabilities. (a) The unaudited consolidated balance sheet of UP Holdings and its Subsidiaries as of March 31, 2020, and the related unaudited consolidated statements of operations, shareholders’ equity, and cash flows for the fiscal quarter ended March 31, 2020 (collectively, the “Unaudited Financial Statements”), and (b) the audited consolidated balance sheet of UP Holdings and its Subsidiaries as of December 31, 2019, and the related audited consolidated statements of operations, shareholders’ equity, and cash flows for the fiscal year ended December 31, 2019 (collectively, the “Audited Financial Statements” and, together with the Unaudited Financial Statements, the “Financial Statements”), were prepared in accordance with GAAP, applied on a consistent basis for the periods involved, and fairly present, in all material respects, the financial position of UP Holdings and its Subsidiaries as of the dates thereof and the results of their operations for the periods then ended. There are no liabilities or obligations of the Debtors of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, other than (i) liabilities or obligations set forth in the face of the balance sheet included in the Unaudited Financial Statements (such balance sheet, the “Most Recent Balance Sheet”), (ii) liabilities or obligations which were incurred in the Ordinary Course of Business after the date of the Most Recent Balance Sheet, (iii) liabilities or obligations incurred in connection with the transactions contemplated by the Definitive Documents, (iv) liabilities or obligations set forth on Schedule 3.16 of the Debtor Disclosure Schedules, and (v) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole.

3.17 Properties, Titles, etc..

(a) Each of the Debtors has Good and Defensible Title to at least 80% of the total PV-9 (as defined in the DIP Credit Agreement) of the Oil and Gas Properties of such Debtors set forth in the Reserve Report, in each case, free and clear of all Encumbrances except for Permitted Liens (as defined in the DIP Credit Agreement). None of the Oil and Gas Properties have been sold or acquired since the date of the Reserve Report, except as set forth on Schedule 3.17(a) of the Debtor Disclosure Schedules.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole, (i) all leases and agreements necessary for the conduct of business of the Debtors in the Ordinary Course of Business and (ii) all oil and gas leases of the Debtors are, in each case, valid and subsisting and in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or agreement referred to in either of the foregoing clauses (i) or (ii), except a default arising from the commencement of the Chapter 11 Cases.

(c) The rights and properties presently owned, leased or licensed by the Debtors, including all easements and rights of way, include all rights and properties necessary to permit the Debtors to conduct their business in all material respects in the same manner as their business has been conducted prior to the Execution Date.

(d) All of the properties of the Debtors which are reasonably necessary for the operation of their businesses in the Ordinary Course of Business are in good working condition and are maintained in accordance with prudent business standards.

(e) Each of the Debtors maintains, operates and develops its Oil and Gas Properties and other material properties, or causes such Oil and Gas Properties and other material properties to be operated, in accordance with reasonably prudent practices of the industry and in material compliance with all applicable Laws and assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in such Oil and Gas Properties and other material properties.

3.18 Tax Matters.

(a) All material Tax Returns required to be filed by or on behalf of any Debtor, including any consolidated, combined or unitary Tax Return of which any Debtor is or was includable, have been properly prepared and duly and timely filed with the appropriate Taxing Authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings). All material Taxes payable by or on behalf of any Debtor directly, or as part of the consolidated, combined or unitary Tax Return of another taxpayer, have been fully and timely paid, other than (i) any Tax that is being contested in good faith with respect to which adequate reserves or accruals have been established on the books and records of such Debtor, or (ii) any Tax the nonpayment of which is permitted or required by the Bankruptcy Code. No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of a material amount of Taxes (including any applicable statute of limitations) has been executed or filed with the IRS or any other Governmental Body by or on behalf of any Debtor (or any consolidated, combined or unitary group of which any Debtor was or is includable for Tax purposes) and is currently in force (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business).

(b) Each Debtor has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages, and other compensation and has paid over to the appropriate Taxing Authorities or other applicable Governmental Bodies all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(c) Except as described on Schedule 3.18(c) of the Debtor Disclosure Schedules, all material deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority or any other Governmental Body of the Tax Returns of or covering or including any Debtor have been fully paid, and there are no other material audits, investigations or other Proceedings by any Taxing Authority or any other Governmental Body in progress, nor has any Debtor received written notice from any Taxing Authority or other applicable Governmental Body that it intends to conduct or commence such an audit, investigation or other Proceeding. No issue has been raised by any Taxing Authority or other applicable Governmental Body in any current examination that, if decided adversely to any of the Debtors, would result in a material deficiency in the tax year to which the examination relates. There are no Encumbrances for Taxes with respect to any Debtor, or with respect to the assets or business of any Debtor, nor is there any such Encumbrance that is pending or threatened, other than Permitted Encumbrances.

3.19 Labor and Employment Compliance.

(a) To the Knowledge of the Debtors, each Debtor is in material compliance with all applicable Laws or Orders respecting labor and employment matters, including labor relations, terms and conditions of employment, equal employment opportunity (including discrimination, harassment and retaliation), family and medical leave and other leaves of absence required by applicable Law, disability benefits, affirmative action, employee privacy and data protection, health and safety, wage and hours, worker classification as employees or independent contractors, child labor, immigration, Tax withholding, unemployment insurance, workers’ compensation, and plant closures and layoffs, except where the failure to comply with such applicable Laws or Orders would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole. There is no, and during the past three (3) years there has been no, Proceeding pending or, to the Knowledge of the Debtors, threatened against any Debtor alleging a violation of any such applicable Law or Order pertaining to labor or employment matters, except for any such Proceedings that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole. No Debtor has any material liability with respect to any employee leased from another employer.

(b) The Debtors are not bound by any collective bargaining agreements or other labor-related contract or arrangement. Within the past three (3) years, no labor union or labor organization has (i) represented or purported to represent any employee, (ii) made a demand to any of the Debtors or, to the Knowledge of the Debtors, to any Governmental Bodies for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending, threatened in writing or, to the Knowledge of the Debtors, verbally threatened to be brought or filed with the National Labor Relations Board or any other labor relations Governmental Body. Within the past three (3) years, there have been no actual or, to the Knowledge of the Debtors, threatened, material labor arbitrations, material grievances, material labor disputes, strikes, lockouts, walkouts, slowdowns or work stoppages, or picketing by any employee of any of the Debtors. None of the Debtors has committed a material unfair labor practice (as defined in the National Labor Relations Act or similar applicable Law) within the past three (3) years.

(c) The Debtors have not, within the past three (3) years, effectuated an event giving rise to a notice obligation, including a “plant closing” or “mass layoff” (as those terms are defined in the federal Worker Adjustment Retraining Notification Act, or any analogous state or local Law), affecting, in whole or in part, any site of employment, facility or operating unit of any of the Debtors.

(d) To the Knowledge of the Debtors, no current or former employee of any Debtor is, in any material respect, in violation of any term of any employment contract, non-disclosure agreement, or non-competition agreement with any Debtor. To the Knowledge of the Debtors, no employee of any Debtor is, in any material respect, in violation of the terms of any restrictive covenant with any third party, including any former employer relating to the right of any such employee to be employed by any Debtor or to the use of trade secrets or proprietary information of others and, to the Knowledge of the Debtors, no such claims are threatened.

3.20 Related Party Transactions. Except as described on Schedule 3.20 of the Debtor Disclosure Schedules, none of the Debtors is party to any transaction, arrangement or Contract with (a) any of the current or former officers, Persons that own or hold (together with their Affiliates) more than 5% of the common stock of UP Holdings, members of the board of directors or board of managers (or comparable governing body) or Affiliates of any of the Debtors (excluding any of the other Debtors), or (b) any immediate family member or Affiliate thereof (the Persons described in clauses (a) and (b) being referred to as, each a “Related Party” and, collectively, the “Related Parties”), in any such case other than (i) in the case of any officer or director, any Benefit Plans that are described on Schedule 3.12(a) of the Debtor Disclosure Schedules and (ii) obligations to pay fees to any director of any Debtor in connection with the performance of his or her service as a director of such Debtor. None of the Related Parties own any material property or right, tangible or intangible, that is used by any Debtor.

3.21 Insurance. All insurance policies of the Debtors as of the Execution Date or under which any of the Debtors or any of their respective businesses, employees, assets, liabilities or properties are insured as of the Execution Date (the “Insurance Policies”) are in full force and effect, and, except to the extent any such Insurance Policy has been replaced after the Execution Date with comparable substitute insurance coverage that will remain in full force and effect immediately following the Closing, will remain in full force and effect immediately following Closing. All premiums payable under the material Insurance Policies have been paid to the extent such premiums are due and payable. The Debtors have otherwise complied with the terms and conditions of, and their obligations under, all of the material Insurance Policies in all material respects, and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under any of the material Insurance Policies. To the Knowledge of the Debtors, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of the Insurance Policies. During the past three (3) years, no claims have been denied under the Insurance Policies and the Debtors have not (a) had a claim rejected or a payment denied by any insurance provider, (b) had a claim under any Insurance Policy in which there is an outstanding reservation of rights or (c) had the policy limit under any Insurance Policy exhausted or materially reduced, except for any such rejection, denial, reservation, exhaustion or reduction that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole. The insurance maintained by or on behalf of the Debtors is adequate to insure against such losses and risks as are prudent and customary in the businesses in which they are engaged.

3.22 SEC Reports and Bankruptcy Documents. Since December 31, 2018, UP Holdings has filed all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) with the SEC as required by the Securities Act or the Exchange Act. The Disclosure Statement, the monthly operating reports and the other pleadings filed with the Bankruptcy Court (collectively, the “Bankruptcy Documents”), when filed with the Bankruptcy Court, and the SEC Reports, when they became effective or were filed with the SEC, as the case may be, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects, in the case of the Bankruptcy Documents, with the requirements of the Bankruptcy Code, and in the case of the SEC Reports, with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC under the Securities Act, the Exchange Act and SOX, as the case may be.

3.23 Internal Control Over Financial Reporting. The Debtors have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and, to the Knowledge of the Debtors, there are no weaknesses in UP Holdings’ internal control over financial reporting as of the Execution Date.

3.24 Disclosure Controls and Procedures. The Debtors (a) maintain disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by UP Holdings in the reports that UP Holdings files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by UP Holdings in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Debtors as appropriate to allow timely decisions regarding required disclosure, and (b) have disclosed, based upon the most recent evaluation by the Chief Executive Officer and Chief Financial Officer of the Debtors’ internal control over financial reporting, to its auditors and the audit committee of UP Holdings’ board of directors (i) all material weaknesses in the design or operation of the Debtors’ internal control over financial reporting which are reasonably likely to adversely affect their ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Debtors’ internal control over financial reporting.

3.25 Investment Company Act. None of the Debtors is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

3.26 Oil and Gas Matters.

(a) All rentals, royalties and other burdens on production and expenses relating to or arising from the Debtors’ ownership or operation of the Oil and Gas Properties, the production of Hydrocarbons or the receipt of proceeds therefrom, have been, and are being, paid (timely and before the same become delinquent) by the Debtors; provided that for any Oil and Gas Properties that are operated by any Person other than a Debtor or any of its Affiliates, the representation in this Section 3.26 is qualified by the phrase, “To the Knowledge of the Debtors.”

(b) Except for routine expenditures incurred in the Ordinary Course of Business and capital expenditures that are consistent with the Approved Budget (as defined in the DIP Credit Agreement), the Debtors have not entered into any commitment or obligation with a third party for any expenditures relating to the ownership or operation of the Oil and Gas Properties, including expenditures to drill additional wells, or to deepen, plug back, or rework existing Wells, or to abandon any Wells, or to conduct other operations under the applicable operating agreement on the Oil and Gas Properties.

(c) Except as described on Schedule 3.26(c) of the Debtor Disclosure Schedules, there are no material Imbalances arising with respect to the Oil and Gas Properties.

(d) There are no Wells located on the Leases or lands covered thereby or pooled or unitized therewith that: (i) any Debtor is currently obligated (directly or indirectly) by Law or Contract to plug and abandon; (ii) any Debtor will be obligated (directly or indirectly) by Law or Contract to plug or abandon with the lapse of time or notice or both because the Well is not currently capable of producing in commercial quantities; or (iii) have been plugged and abandoned but have not been plugged in accordance with all applicable Laws of each Governmental Body having jurisdiction over the Oil and Gas Properties, except in each case of clauses (i), (ii) and (iii) for any obligation or noncompliance that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole.

(e) No Debtor is obligated by virtue of any material take-or-pay payment, advance payment or other similar payment (other than gas balancing arrangements) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Oil and Gas Properties at some future time without receiving payment therefor at or after the time of delivery.

(f) There exists no agreements or arrangements by or binding upon any of the Debtors for the sale of production from the Oil and Gas Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) at a fixed price and have a maturity or expiry date of longer than six (6) months from the Execution Date other than agreements or arrangements which are cancelable with 90 days’ notice or less without penalty or detriment. Except as set forth on Schedule 3.26(f) of the Debtor Disclosure Schedules, none of the Debtors is taking any of its production from the Oil and Gas Properties in kind and all production is being sold by the operator of the Leases and Wells pursuant to the applicable joint operating agreements. The Debtors are currently receiving payment in the ordinary course for all production from (or attributable to) Oil and Gas Properties covered by a production sales contract in accordance with the terms of such production sales contract.

3.27 Holding Company Status. The sole activity, operations and business of UP Holdings since its formation has consisted of (a) owning all of the issued and outstanding shares of capital stock of UP Energy and (b) activities that are incidental (i) to its ownership of the issued and outstanding shares of capital stock of UP Energy, or (ii) to the maintenance of its legal existence. At the Effective Date, UP Holdings (x) will not own or have any rights in or to any assets, properties, Contracts, permits or licenses that are used in, or that are useful to, the businesses and operations of any of the other Debtors, (y) will not be a party to any Contract related to the businesses and operations of any of the other Debtors, and (z) will have no rights (including third party beneficiary rights), obligations or liabilities under any Contract, permit or license related to the businesses and operations of any of the other Debtors.

4. Representations and Warranties of the Backstop Parties. Each Backstop Party, severally and not jointly, hereby represents and warrants to the Debtors as set forth in this Section 4. Each representation and warranty of each Backstop Party is made as of the Execution Date and as of the Effective Date:

4.1 Organization of Such Backstop Party. Such Backstop Party is duly incorporated, organized or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation (as applicable), with full corporate, partnership or limited liability company (as applicable) power and authority to conduct its business as it is now conducted.

4.2 Authority; No Conflict.

(a) Such Backstop Party (i) has the requisite corporate, partnership or limited liability company (as applicable) power and authority (A) to enter into, execute and deliver this Agreement and each other Definitive Document entered into pursuant to the Contemplated Transactions to which such Backstop Party is a party and (B) to perform and consummate the transactions contemplated hereby, and (ii) has taken all necessary corporate, partnership or limited liability company (as applicable) action required for (x) the due authorization, execution and delivery by such Backstop Party of this Agreement and each other Definitive Document entered into pursuant to the Contemplated Transactions to which such Backstop Party is a party and (y) the performance and consummation of the transactions contemplated hereby by such Backstop Party. This Agreement has been duly executed and delivered by such Backstop Party. This Agreement constitutes the legal, valid and binding obligation of such Backstop Party, enforceable against such Backstop Party in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at Law or in equity).

(b) Neither the execution and delivery by such Backstop Party of this Agreement, the execution and delivery of each other Definitive Document entered into pursuant to the Contemplated Transactions to which such Backstop Party is a party nor the performance or consummation by such Backstop Party of any of the transactions contemplated hereby (including the purchase by such Backstop Party of its Backstop Commitment Percentage of the Unsubscribed Securities and, to the extent applicable, its Priority Backstop Commitment Percentage of the Priority Rights Offering Securities) will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with, or result in a violation or breach of any provision of the Organizational Documents of such Backstop Party;

(ii) contravene, conflict with, or result in a violation of, any pending or existing Law or Order to which such Backstop Party, or any of the properties, assets, rights or interests owned, leased or used by such Backstop Party, are bound or may be subject; or

(iii) contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any material Contract to which such Backstop Party is a party or which any of the properties, assets, rights or interests owned, leased or used by such Backstop Party are bound or may be subject;

except, in the case of clauses (ii) and (iii) above, where such occurrence, event or result would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under this Agreement.

Except (x) for filings under the HSR Act or other applicable competition Laws, (y) for Consents which have been obtained, notices which have been given and filings which have been made, and (z) where the failure to give any notice, obtain any Consent or make any filing would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under this Agreement, such Backstop Party is not and will not be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery by such Backstop Party of this Agreement or the consummation or performance by such Backstop Party of any of the transactions contemplated hereby.

4.3 Backstop Securities Not Registered. Such Backstop Party understands that the Backstop Securities have not been registered under the Securities Act. Such Backstop Party also understands that the Backstop Securities are being offered and sold pursuant to an exemption from registration provided under Section 4(a)(2) of the Securities Act based in part upon such Backstop Party’s representations contained in this Agreement and cannot be sold by such Backstop Party unless subsequently registered under the Securities Act or an exemption from registration is available.

4.4 Acquisition for Own Account. Such Backstop Party is acquiring the Backstop Securities for its own account (or for the accounts for which it is acting as investment advisor or manager) for investment and not with a present view toward distribution, within the meaning of the Securities Act. Subject to the foregoing, by making the representations herein, such Backstop Party does not agree to hold its Backstop Securities for any minimum or other specific term and reserves the right to dispose of its Backstop Securities at any time in accordance with or pursuant to a registration statement or exemption from the registration requirements under the Securities Act and any applicable state securities Laws.

4.5 Accredited Investor; Sophistication; Investigation. Such Backstop Party is an Accreditor Investor and has such knowledge and experience in financial and business matters that such Backstop Party is capable of evaluating the merits and risks of its investment in the Backstop Securities. Such Backstop Party understands and is able to bear any economic risks of such investment. Anything herein to the contrary notwithstanding, nothing contained in any of the representations, warranties or acknowledgments made by any Backstop Party in this Section 4.5 will operate to modify or limit in any respect the representations and warranties of the Debtors or to relieve the Debtors from any obligations to the Backstop Parties for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein. Except for the representations and warranties expressly set forth in this Agreement or any of the other Definitive Documents, such Backstop Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of any of the Debtors.

4.6 Informed Investment Decision. Subject to the representations and warranties of the Debtors set forth in this Agreement (the truth and accuracy of which such Backstop Party has relied), (a) such Backstop Party has conducted its own independent evaluation, made its own independent review and analysis of the business and affairs of the Debtors and consulted with advisors as it has deemed necessary, prudent, or advisable in order for such Backstop Party to make its own determination and informed investment decision to execute and deliver this Agreement and enter into the Contemplated Transactions and acquire the Backstop Securities and (b) such Backstop Party has adequate information to evaluate the Contemplated Transactions and has had the opportunity to discuss such information with its advisors.

4.7 Claims. Except for such transfers permitted by the terms of the RSA or this Agreement, such Backstop Party has not entered into any Contract to transfer, in whole or in part, any portion of its right, title or interest in its Allowed First Lien Term Loan Claims and Allowed Second Lien Notes Claims, as applicable, that such Backstop Party holds where such transfer would prohibit such Backstop Party from complying with the terms of this Agreement or the RSA.

4.8 Brokers or Finders. Except for the fees payable to Evercore Group L.L.C., such Backstop Party has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement for which the Debtors may be liable.

4.9 Proceedings. There are no pending, existing, instituted, outstanding or, to the knowledge of such Backstop Party, threatened Proceedings against such Backstop Party which, if adversely determined, would reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under this Agreement.

4.10 Sufficiency of Funds. On the Business Day on which the Deposit Deadline occurs, such Backstop Party will have available funds sufficient to pay such Backstop Party’s Aggregate Purchase Price.

5. Covenants of the Debtors. The Debtors hereby, jointly and severally, agree with the Backstop Parties as set forth in this Section 5.

5.1 Approval of this Agreement. The Confirmation Order shall (a) authorize and approve (i) this Agreement and the execution, delivery and performance by the Debtors of this Agreement, (ii) the payment of the expenses and other amounts required to be paid by the Debtors hereunder (including the Put Option Premium, the commitment premium related to the Exit Term Loans in accordance with the Exit Term Loan Documents and the Backstop Expenses), which shall constitute allowed super-priority administrative claims against the Debtors’ estates under sections 503(b) and 507(a)(1) of the Bankruptcy Code, and (iii) the indemnification and contribution provisions set forth herein, (b) release and exculpate the Backstop Parties and their respective Affiliates and Representatives from any liability for participation in the transactions contemplated hereby or any of the other Contemplated Transactions, (c) authorize and approve all documents, instruments, agreements and other materials entered into, delivered, distributed or otherwise used in connection with the Rights Offering (including the Rights Offering Procedures and the accompanying subscription form), and (d) otherwise be in form and substance reasonably satisfactory to the Requisite Backstop Parties; provided, that the signature pages, exhibits and schedules to any copy of this Agreement that is filed with the Bankruptcy Court shall be subject to redaction as the Requisite Backstop Parties determine, including redacting (x) the names of the Backstop Parties, (y) the Backstop Commitment Percentage (including both the Tier 1 Backstop Commitment Percentage and the Tier 2 Backstop Commitment Percentage) and the Priority Backstop Commitment Percentage of each Backstop Party, and (z) the Exit Term Loan Cap Amount of each Specified Backstop Party. The Debtors shall support and use commercially reasonable efforts to obtain entry of the Confirmation Order by the Bankruptcy Court no later than September 5, 2020. The Debtors shall provide the Backstop Parties and counsel to the Backstop Parties identified in Section 12(a) hereof with a copy of the proposed Confirmation Order (together with copies of any briefs, pleadings and motions related thereto) for review and comment by the Backstop Parties and such counsel a reasonable period of time prior to filing such proposed Confirmation Order (or any such briefs, pleadings or motions related thereto) with the Bankruptcy Court (but in no event less than three (3) Business Days prior to such filing). Any comments received by the Debtors from the Backstop Parties or such counsel with respect to the Confirmation Order (or any briefs, pleadings or motions related thereto) shall be considered by them in good faith and, to the extent the Debtors disagree with, or determine not to incorporate, any such comments, they shall inform the Backstop Parties thereof and discuss the same with the Backstop Parties. Any amendments, modifications, changes or supplements to the Confirmation Order sought by the Debtors shall be in form and substance reasonably acceptable to the Requisite Backstop Parties. If the Confirmation Order or any other Orders of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Confirmation Order or any such other Order), the Debtors shall diligently defend against any such appeal, petition or motion and shall use their commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion. The Debtors shall keep the Backstop Parties reasonably informed and updated regarding the status of any such appeal, petition or motion.

5.2 Exit RBL Facility. The Debtors shall use commercially reasonable efforts to enter into, on prior to the Effective Date, the Exit RBL Facility on the terms and conditions contemplated by the Exit RBL Commitment Letter, including by using their commercially reasonable efforts to (a) negotiate, execute and deliver the definitive documentation for the Exit RBL Facility (the “Exit RBL Facility Documents”) and (b) satisfy all conditions in the Exit RBL Facility Documents. The Debtors shall promptly provide copies of interim drafts and final execution copies of all Exit RBL Facility Documents for review and comment by, and the reasonable approval of, the Requisite Backstop Parties. The Debtors shall not amend, supplement or modify the Exit RBL Commitment Letter in any material respect or terminate the Exit RBL Commitment Letter, in any such case without the prior written consent of the Requisite Backstop Parties (which consent may be withheld by the Requisite Backstop Parties in their sole and absolute discretion). The Exit RBL Facility Documents shall be consistent in all material respects with the terms set forth in the Exit RBL Commitment Letter, except as may otherwise be agreed to by the Requisite Backstop Parties. Notwithstanding the foregoing, each of the Debtors acknowledges and agrees that neither the Backstop Parties nor any of their respective Affiliates or Representatives shall have any responsibility for the Exit RBL Facility and shall not be liable or otherwise responsible for any statements, assertions, facts, projections, forecasts, data or other information contained or referred to in any materials prepared by or on behalf of the Debtors, the agents or lenders under the Exit RBL Facility, or any of their respective Affiliates or Representatives in connection with the Exit RBL Facility.

5.3 Conditions Precedent. The Debtors shall use their commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Section 7.1 hereof and the Plan (including procuring and obtaining all Consents, authorizations and waivers of, making all filings with, and giving all notices to, Persons (including Governmental Bodies) which may be necessary or required on its part in order to consummate or effect the transactions contemplated herein); provided, however, that nothing contained in this Section 5.3 shall obligate the Debtors to waive any right or condition under this Agreement, the RSA, the Plan or any of the other Definitive Documents.

5.4 Notification. The Debtors shall: (a) on request by any of the Backstop Parties, cause the Rights Offering Subscription Agent to notify each of the Backstop Parties in writing of the aggregate Per Share Purchase Price that Rights Offering Participants have subscribed for pursuant to the Rights Offering as of the close of business on the Business Day preceding such request or the most recent practicable time before such request, as the case may be, and (b) following the Subscription Funding Deadline, (i) cause the Rights Offering Subscription Agent to notify each of the Backstop Parties in writing, within five (5) Business Days after the Subscription Funding Deadline, of the aggregate Per Share Purchase Price of Unsubscribed Securities and (ii) timely comply with their obligations under Section 1.1(b) hereof.

5.5 Use of Proceeds. The Debtors shall use the net cash proceeds from the sale of the Rights Offering Securities from the Rights Offering and the sale of the Backstop Securities pursuant to this Agreement solely as authorized in the Plan.

5.6 HSR Act and Foreign Competition Filings. The Debtors shall promptly prepare and file all necessary documentation and effect all applications that are necessary under the HSR Act or any applicable foreign competition Laws so that all applicable waiting periods shall have expired or been terminated thereunder with respect to the purchase of Backstop Securities hereunder, the issuance and purchase of Rights Offering Securities in connection with the Rights Offering, or any of the other Contemplated Transactions in time for such transactions to be consummated within the timeframes contemplated hereunder and under the RSA, and not take any action, or fail to take any action, that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Contemplated Transactions. Without limiting the provisions of Section 2.2, the Debtors shall bear all costs and expenses of the Debtors and any Backstop Expenses in connection with the preparation or the making of any filing under the HSR Act or applicable foreign competition Laws, including any filing fees thereunder.

5.7 Milestones. The Debtors shall cause each of the Milestones set forth in Section 4 of the RSA that are to be performed by the Debtors after the date hereof to be satisfied, in each case after giving effect to any waiver, extension, amendment, modification or consent to any Milestone that is effective in accordance with the terms of the RSA regardless of whether such waiver, extension, amendment, modification or consent was obtained prior to or on or after the date hereof.

5.8 RSA Covenants. Each of the covenants and agreements set forth in Section 8 of the RSA (collectively, the “RSA Covenants”), are hereby incorporated herein by reference with full force and effect as if fully set forth herein by applying the provisions thereof mutatis mutandis (such that all changes and modifications to the defined terms and other terminology used in the RSA Covenants shall be made so that the RSA Covenants can be applied in a logical manner in this Agreement), and the Debtors shall perform, abide by and observe, for the benefit of the Backstop Parties, all of the RSA Covenants as incorporated herein and modified hereby, in each case after giving effect to any waiver, extension, amendment, modification or consent to any RSA Covenant that is effective in accordance with the terms of the RSA regardless of whether such waiver, extension, amendment, modification or consent was obtained prior to or on or after the date hereof. The Debtors shall not assert, or support any assertion by any third party, that the RSA Covenants, as incorporated herein and modified hereby, are not enforceable by the Backstop Parties by reason of the fact that the RSA Covenants are included in a Contract that was entered into by the Debtors prior to the Petition Date or otherwise, or that the Requisite Backstop Parties shall be required to obtain relief from the automatic stay from the Bankruptcy Court as a condition to the right of the Requisite Backstop Parties to terminate this Agreement pursuant to Section 8(b) on account of a breach or violation of any of the RSA Covenants.

6. Covenants of the Backstop Parties.

6.1 Conditions Precedent. Each Backstop Party shall use its commercially reasonable efforts to satisfy or cause to be satisfied on or prior to the Effective Date all of the conditions precedent applicable to such Backstop Party set forth in Section 7.2 hereof; provided, however, that nothing contained in this Section 6.1 shall obligate the Backstop Parties to waive any right or condition under this Agreement, the RSA, the Plan or any of the other Definitive Documents.

6.2 HSR Act and Foreign Competition Filings. Each Backstop Party shall promptly prepare and file all necessary documentation and effect all applications that are necessary under the HSR Act or any applicable foreign competition Laws so that all applicable waiting periods shall have expired or been terminated thereunder with respect to the purchase of Backstop Securities hereunder, the issuance and purchase of Rights Offering Securities in connection with the Rights Offering or any of the other Contemplated Transactions within the timeframes contemplated hereunder and in the RSA, and not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Contemplated Transactions. Anything herein to the contrary notwithstanding, none of the Backstop Parties (or their respective ultimate parent entities, as such term is used in the HSR Act) shall be required to (a) disclose to any other party hereto any information contained in its HSR Notification and Report Form or filings under any applicable foreign competition Laws that such party, in its sole discretion, deems confidential, except as may be required by any Debtor to complete its notification under the HSR Act or by applicable Laws as a condition to the expiration or termination of all applicable waiting periods under the HSR Act and any applicable foreign competition Laws, (b) agree to any condition, restraint or limitation relating to its or any of its Affiliates’ ability to freely own or operate all or a portion of its or any of its Affiliates’ businesses or assets, (c) hold separate (including by trust or otherwise) or divest any of its or any of its Affiliates’ businesses or assets, or (d) hold separate (including by trust or otherwise) or divest any assets of any of the Debtors. Without limiting the provisions of Section 2.2, the Debtors shall bear all costs and expenses of the Debtors and any Backstop Expenses in connection with the preparation or the making of any filing under the HSR Act or any applicable foreign competition Laws, including any filing fees thereunder.

7. Conditions to Closing.

7.1 Conditions Precedent to Obligations of the Backstop Parties. The obligations of the Backstop Parties to subscribe for and purchase Backstop Securities (other than the Put Option Securities) and Backstop Priority Commitment Securities pursuant to their respective Backstop Commitments are subject to the satisfaction (or waiver in writing by the Requisite Backstop Parties) of each of the following conditions prior to or on the Effective Date:

(a) RSA. None of the following shall have occurred: (i) the RSA shall not have been terminated by any party thereto, (ii) no Term Lender Termination Event shall have occurred which was not waived in writing by the Requisite Backstop Parties (disregarding whether any such Term Lender Termination Event was waived in writing by the Required Consenting Term Lenders), and (iii) there shall not be any continuing cure period with respect to any event, occurrence or condition that would permit the Required Consenting Term Lenders to terminate the RSA in accordance with its terms (disregarding whether the Required Consenting Term Lenders waived any Term Lender Termination Event that would arise out of the failure to cure such event, occurrence or condition).

(b) Plan and Plan Supplement. The Plan, as confirmed by the Bankruptcy Court, shall be consistent in all material respects with the Plan attached to the RSA as Exhibit B thereto, except for any such changes that have been agreed to by the Requisite Backstop Parties. The Plan Supplement (including all schedules, documents and forms of documents contained therein or constituting a part thereof) shall be consistent in all material respects with the terms of this Agreement and the RSA and otherwise in form and substance reasonably acceptable to the Requisite Backstop Parties.

(c) Disclosure Statement. The Disclosure Statement shall be consistent in all material respects with the terms of this Agreement and the RSA and otherwise in form and substance reasonably acceptable to the Requisite Backstop Parties.

(d) Disclosure Statement Order. (i) The Bankruptcy Court shall have entered the Order approving the Disclosure Statement (the “Disclosure Statement Order”), (ii) the Disclosure Statement Order shall be consistent in all material respects with the terms of this Agreement and the RSA and otherwise in form and substance reasonably acceptable to the Requisite Backstop Parties, and (iii) the Disclosure Statement Order shall be a Final Order.

(e) Confirmation Order. (i) The Bankruptcy Court shall have entered the Confirmation Order, (ii) the Confirmation Order shall be consistent in all material respects with the terms of this Agreement and the RSA and otherwise in form and substance reasonably acceptable to the Requisite Backstop Parties, and (iii) the Confirmation Order shall be a Final Order. Without limiting the generality of the foregoing, the Confirmation Order shall contain the following specific findings of fact, conclusions of Law and Orders: (A) each of the Specified Issuances described in clauses (a)-(c) of the definition of “Specified Issuances” are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to section 1145(a) of the Bankruptcy Code; (B) each of the Specified Issuances described in clause (d) of the definition of “Specified Issuances” consisting of Exit Warrants issued in connection with Exit Term Loans made in lieu of the purchase of Backstop Priority Commitment Securities, or the issuance of shares of New Common Stock upon the exercise of such Exit Warrants, are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to section 1145(a) of the Bankruptcy Code; (C) each of the Specified Issuances described in clause (d) of the definition of “Specified Issuances” consisting of Exit Warrants issued in connection with Exit Term Loans made in lieu of the purchase of Backstop Securities, or the issuance of shares of New Common Stock upon the exercise of such Exit Warrants, are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to Section 4(a)(2) of the Securities Act; (D) each of the Specified Issuances described in clauses (e) and (f) of the definition of “Specified Issuances” are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to Section 4(a)(2) of the Securities Act; (E) the solicitation of acceptance or rejection of the Plan by the Backstop Parties and/or any of their respective Related Persons (if any such solicitation was made) was done in good faith and in compliance with the applicable provisions of the Bankruptcy Code and, as such, the Backstop Parties and any of their respective Related Persons are entitled to the benefits and protections of section 1125(e) of the Bankruptcy Code; and (F) the participation by the Backstop Parties and/or any of their respective Related Persons in the offer, issuance, sale or purchase of any security offered, issued, sold or purchased under the Plan (if any such participation was made) was done in good faith and in compliance with the applicable provisions of the Bankruptcy Code and, as such, the Backstop Parties and any of their respective Related Persons are entitled to the benefits and protections of section 1125(e) of the Bankruptcy Code.

(f) Conditions to Effectiveness of Plan. The conditions to the Effective Date set forth in the Plan shall have been satisfied (or waived with the prior written consent of the Requisite Backstop Parties) in accordance with the Plan, and the Effective Date shall have occurred or shall occur simultaneously with the Closing.

(g) Rights Offering and Backstop. (i) The Rights Offering shall have been conducted and consummated in accordance with the Plan and this Agreement, (ii) the final Rights Offering Amount shall be reasonably acceptable to the Requisite Backstop Parties (but shall in no event be less than the amount set forth in the definition of “Rights Offering Amount” set forth in the Plan), (iii) all Rights Offering Securities and Backstop Securities shall have been (or concurrently with the Closing will be) issued and sold in connection with the Rights Offering and/or pursuant to this Agreement, and (iv) the Debtors shall have received (or concurrently with the Closing will receive) net cash proceeds from the issuance and sale of Rights Offering Securities and Backstop Securities in an aggregate amount of not less than the final Rights Offering Amount.

(h) Exit RBL Facility Documents. (i) Each of the Exit RBL Facility Documents shall (A) have been executed and/or delivered by the Debtors (other than UP Holdings) and each other Person required to execute and/or deliver the same, (B) be consistent in all material respects with the terms of the Exit RBL Commitment Letter and the RSA and otherwise in form and substance reasonably acceptable to the Requisite Backstop Parties, and (C) be in full force and effect, and (ii) all conditions to closing of the transactions contemplated by the Exit RBL Facility (as set forth in the Exit RBL Facility Documents) shall have been satisfied or waived by the requisite Person(s).

(i) Exit Term Loans and Exit Warrants. To the extent any Specified Backstop Party makes an Exit Term Loan Election, (i) each of the agreements (including a credit agreement and a warrant agreement), documents (including security, collateral or pledge agreements or documents or intercreditor agreement), mortgages or instruments (including warrant certificates) to be executed or delivered in connection with the Exit Term Loans and the Exit Warrants (collectively, the “Exit Term Loan Documents”) shall (A) have been duly executed and/or delivered by the applicable Debtors (other than UP Holdings) and each other Person required to execute and/or deliver the same, (B) be consistent in all material respects with the terms of this Agreement and the RSA and otherwise in form and substance reasonably acceptable to the Requisite Backstop Parties, and (C) be in full force and effect, and (ii) all conditions to closing of the transactions contemplated by the Exit Term Loan Documents (as set forth in the Exit Term Loan Documents) shall have been satisfied or waived by the requisite Person(s).

(j) New Certificate of Incorporation. (i) The certificate of incorporation of UP Energy shall have been amended and restated in its entirety to be consistent in all material respects with the terms of the RSA and otherwise in form and substance reasonably acceptable to the Requisite Backstop Parties (the “New Certificate of Incorporation”), (ii) the New Certificate of Incorporation shall have been duly executed and acknowledged by UP Energy in accordance with applicable Law and filed with the Secretary of State of the State of Delaware, (iii) the Requisite Backstop Parties shall have received evidence that the New Certificate of Incorporation has been duly filed with the Secretary of State of the State of Delaware, and (iv) the New Certificate of Incorporation shall be in full force and effect.

(k) New Bylaws. (i) The bylaws of UP Energy shall have been amended and restated in its entirety to be consistent in all material respects with the terms of the RSA and otherwise in form and substance reasonably acceptable to the Requisite Backstop Parties (the “New Bylaws”), and (ii) the New Bylaws shall be in full force and effect.

(l) New Stockholders Agreement. (i) UP Energy and all Persons that are entitled to receive shares of New Common Stock pursuant to the Plan (including pursuant to the Rights Offering or this Agreement) shall have executed and delivered the New Stockholders Agreement, and (ii) the New Stockholders Agreement shall be (A) consistent in all material respects with the terms of the RSA and otherwise in form and substance reasonably acceptable to the Requisite Backstop Parties, and (B) in full force and effect.

(m) New Registration Rights Agreement. (i) UP Energy shall have executed and delivered the New Registration Rights Agreement, and (ii) the New Registration Rights Agreement shall be (A) consistent in all material respects with the terms of the RSA and otherwise in form and substance reasonably acceptable to the Requisite Backstop Parties, and (B) in full force and effect.

(n) Other Definitive Documents. All Definitive Documents (other than those Definitive Documents described in a separate clause of this Section 7.1) shall (i) have been executed, delivered and/or filed by the parties thereto, (ii) be consistent in all material respects with the terms of this Agreement and the RSA and otherwise in form and substance reasonably acceptable to the Requisite Backstop Parties, and (iii) be in full force and effect.

(o) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, judgment or other Order preventing the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding seeking any of the foregoing be commenced, pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to any of the Backstop Parties or any of the Debtors which makes the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions (including each of the Specified Issuances) illegal or void.

(p) Notices and Consents. All Governmental Body and material third party notifications, filings, waivers, authorizations and other Consents, including Bankruptcy Court approval, necessary or required for the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions or the effectiveness of the Plan, shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect; and all applicable waiting periods (including the waiting period under the HSR Act any other applicable competition Laws (and any extensions thereof)) shall have expired or been terminated.

(q) Proceedings. There shall be no pending, existing, instituted, outstanding or threatened Proceeding by (i) any Person (other than a Governmental Body) involving any of the Debtors or any of their respective current or former officers, employees or directors (in their capacities as such), or (ii) any Governmental Body involving any of the Debtors or any of their respective current or former officers, employees or directors (in their capacities as such), in each case that would reasonably be expected to prevent, make illegal, unwind or materially delay any of the Contemplated Transactions.

(r) Representations and Warranties. Each of (i) the representations and warranties of the Debtors in this Agreement (other than the Fundamental Representations) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects, (ii) the representations and warranties of the Debtors in this Agreement (other than the Fundamental Representations) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects, and (iii) the Fundamental Representations shall be true and correct in all respects, in each case of clauses (i), (ii) and (iii), at and as of the Execution Date and at and as of the Effective Date as if made at and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(s) Covenants. Each of the Debtors shall have complied in all material respects with all covenants in this Agreement (including the RSA Covenants incorporated herein by reference).

(t) Backstop Expenses. The Debtors shall have paid all Backstop Expenses that have accrued and remain unpaid as of the Effective Date in accordance with the terms of this Agreement, and no Backstop Expenses shall be required to be repaid or otherwise disgorged to the Debtors or any other Person.

(u) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of the RSA.

(v) Put Option Securities. UP Energy shall have issued and delivered the Put Option Securities in accordance with Sections 1.3(a) and 1.3(b), and no portion of the Put Option Securities shall have been invalidated or avoided.

(w) Backstop Funding Notice. The Backstop Parties shall have received a Backstop Funding Notice in accordance with Section 1.1(b).

(x) No Registration; Compliance with Securities Laws. No Proceeding shall be pending or threatened by any Governmental Body or other Person that alleges that any of the Specified Issuances is not exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act.

(y) Officer’s Certificate. The Backstop Parties shall have received on and as of the Effective Date a certificate of an executive officer of the Debtors confirming that the conditions set forth in Sections 7.1(q), 7.1(r), 7.1(s) and 7.1(u) hereof have been satisfied.

(z) Securities of the Debtors. On the Effective Date (after giving effect to the consummation of the transactions contemplated by the Plan), other than (i) the shares of New Common Stock issued to holders of Allowed First Lien Term Loan Claims and Allowed Second Lien Notes Claims pursuant to the Plan, (ii) the shares of New Common Stock issued and sold to Rights Offering Participants pursuant to the Rights Offering (including both Base Rights Offering Securities and Priority Rights Offering Securities) and to the Backstop Parties pursuant to this Agreement, (iii) the Backstop Securities sold and/or issued to the Backstop Parties pursuant to this Agreement, (iv) if any of the Specified Backstop Parties makes an Exit Term Loan Election, (A) the Exit Warrants issued to such Specified Backstop Parties, and (B) the shares of New Common Stock reserved for issuance upon exercise of such Exit Warrants in accordance with the terms thereof, and (v) Equity Interests of a Debtor (other than UP Holdings) owned solely by another Debtor (other than UP Holdings), no (x) Equity Interests of any Debtor or (y) pre-emptive rights, rights of first refusal, subscription rights and/or similar rights to acquire any Equity Interests of any Debtor (except, in the case of this clause (y), any such rights with respect to shares of New Common Stock that are expressly set forth in the New Stockholders Agreement), in any such case will be issued, outstanding or in effect.

7.2 Conditions Precedent to Obligations of the Debtors. The obligations of the UP Energy and/or Ultra Resources to issue, sell and/or distribute the Backstop Securities and Backstop Priority Commitment Securities to each of the Backstop Parties pursuant to this Agreement and, if applicable, the obligation of Ultra Resources to borrow the Exit Term Loans and incur the indebtedness thereunder and the obligation of UP Energy to issue the Exit Warrants, in each case are subject to the following conditions precedent, each of which may be waived in writing by the Debtors:

(a) RSA. The RSA shall not have been terminated by all parties thereto.

(b) Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order and the Disclosure Statement Order shall be a Final Order.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order shall be a Final Order.

(d) Conditions to Effectiveness of Plan. The conditions to the Effective Date set forth in the Plan shall have been satisfied or waived in accordance with the Plan, and the Effective Date shall have occurred or shall occur simultaneously with the Closing.

(e) Rights Offering and Backstop. (i) The Rights Offering shall have been consummated in accordance with the Plan and this Agreement, (ii) the final Rights Offering Amount shall not be less than the amount set forth in the definition of “Rights Offering Amount” set forth in the Plan and (iii) the Debtors shall have received (or concurrently with the Closing will receive) net cash proceeds from the issuance and sale of Rights Offering Securities and Backstop Securities in an aggregate amount of not less than the final Rights Offering Amount.

(f) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, judgment or other Order preventing the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated

Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding seeking any of the foregoing be commenced, pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the Backstop Parties or the Debtors which makes the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions (including each of the Specified Issuances) illegal or void.

(g) Representations and Warranties and Covenants. (i) Each of (A) the representations and warranties of each Backstop Party in this Agreement that are not qualified as to “materiality” or “material adverse effect” shall be true and correct in all material respects (other than the representations and warranties set forth in (x) Sections 4.1 and 4.2(a), and (y) the first sentence of Section 4.5) and (B) the representations and warranties of each Backstop Party (x) that are qualified as to “materiality” or “material adverse effect”, (y) set forth in Sections 4.1 and 4.2(a), and (z) set forth in the first sentence of Section 4.5 shall be true and correct in all respects, in each case of clauses (A) and (B), at and as of the Execution Date and at and as of the Effective Date as if made at and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date) and (ii) each Backstop Party shall have complied in all material respects with all covenants in this Agreement applicable to it, except, in any such case of clause (i) or clause (ii) above (other than with respect to the representations and warranties set forth in (I) Sections 4.1 and 4.2(a), and (II) the first sentence of Section 4.5), to the extent that any such inaccuracy or non-compliance would not reasonably be expected to prohibit, materially delay or materially and adversely impact the consummation of the transactions contemplated by this Agreement.

8. Termination.

(a) Unless earlier terminated in accordance with the terms of this Agreement, this Agreement (including the Backstop Commitments contemplated hereby) shall terminate automatically and immediately, without a need for any further action on the part of (or notice provided to) any Person, upon the earlier to occur of:

(i) the Bankruptcy Court entering an Order converting the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code, appointing a trustee or custodian for any of the Debtors or dismissing the Chapter 11 Cases; and

(ii) the date of any termination of the RSA with respect to all parties thereto or the delivery of notice of termination by any of the parties to the RSA that would have the effect of terminating the RSA with respect to all parties thereto if such notice of termination was effective.

(b) This Agreement (including the Backstop Commitments contemplated hereby) may be terminated and the transactions contemplated hereby may be abandoned at any time by the Backstop Parties effective immediately upon the giving by the Requisite Backstop Parties of written notice of termination to the Debtors:

(i) if (A) any of the Debtors shall have breached or failed to perform any of their respective representations, warranties, covenants or other obligations contained in this Agreement (including covenants incorporated into this Agreement by reference), or any representation or warranty of any of the Debtors in this Agreement shall have become untrue (determined as if the Debtors made their respective representations and warranties at all times on and after the Execution Date and prior to the date this Agreement is terminated), and (B) any such breach, failure to perform or occurrence referred to in clause (A) above (x) would result in a failure of a condition set forth in Section 7.1 and (y) is not curable or able to be performed by the Drop-Dead Date, or, if curable or able to be performed by the Drop-Dead Date, is not cured or performed within seven (7) Business Days after written notice of such breach, failure or occurrence is given to the Debtors by the Requisite Backstop Parties (it being understood and agreed that the failure by the Debtors to comply with any of the covenants set forth in Section 5.7 will result in a failure of a condition set forth in Section 7.1 and shall not be subject to cure);

(ii) if any of the conditions set forth in Section 7.1 hereof become incapable of fulfillment prior to the Drop-Dead Date;

(iii) if any of the Debtors (including by or through any of their Representatives) (A) enters into, publicly announces its intention to enter into (including by means of any filings made with any Governmental Body), or announces to any of the Backstop Parties or holders of Company Claims/Interests its intention to enter into, an agreement (including any agreement in principle, letter of intent, memorandum of understanding or definitive agreement), whether binding or non-binding, or whether subject to terms and conditions, with respect to any Alternative Transaction, (B) files any pleading or document with the Bankruptcy Court agreeing to, evidencing its intention to support, or otherwise supports, any Alternative Transaction or (C) consummates any Alternative Transaction;

(iv) if a Term Lender Termination Event shall occur without giving effect to any waivers of a Term Lender Termination Event provided under the RSA (for purposes of determining the occurrence of a Term Lender Termination Event, the term “Requisite Consenting Term Lenders” used in any of clauses (a)-(n) of Section 13.02 of the RSA shall be replaced with “Requisite Backstop Parties”);

(v) if a Funding Default shall occur and Non-Defaulting Backstop Parties do not elect to commit to purchase all of the Default Securities after the process for exercising Default Purchase Rights has been exhausted in accordance with Section 1.2(d);

(vi) if any Law or Order has been enacted or entered by any Governmental Body that operates to materially prevent, restrict or alter the implementation of the Plan, the Rights Offering or any of the Contemplated Transactions; or

(vii) if the Closing shall not occur on or prior to November 3, 2020 (the “Drop-Dead Date”).

(c) This Agreement (including the Backstop Commitments contemplated hereby) may be terminated at any time by the Debtors effective immediately upon the Debtors’ giving of written notice of termination to the Backstop Parties:

(i) if (A) any of the Backstop Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or other obligations contained in this Agreement, or any representation or warranty of any of the Backstop Parties in this Agreement shall have become untrue (determined as if the Backstop Parties made their respective representations and warranties at all times on and after the Execution Date and prior to the date this Agreement is terminated), and (B) any such breach, failure to perform or occurrence referred to in clause (A) above (x) would result in a failure of a condition set forth in Section 7.2 and (y) is not curable or able to be performed by the Drop-Dead Date, or, if curable or able to be performed by the Drop-Dead Date, is not cured or performed within seven (7) Business Days after the Debtors provide the Requisite Backstop Parties of notice of such breach, failure or occurrence; provided, however, that if a Funding Default shall occur, the Debtors shall not be permitted to terminate this Agreement and the transactions contemplated hereby pursuant to this Section 8(c)(i) unless Non-Defaulting Backstop Parties do not elect to commit to purchase all of the Default Securities after the process for exercising Default Purchase Rights has been exhausted in accordance with Section 1.2(d);

(ii) if a Funding Default shall occur and Non-Defaulting Backstop Parties do not elect to commit to purchase all of the Default Securities after the process for exercising Default Purchase Rights has been exhausted in accordance with Section 1.2(d);

(iii) if any Law or Order has been enacted or entered by any Governmental Body that operates to materially prevent, restrict or alter the implementation of the Plan, the Rights Offering or any of the Contemplated Transactions; or

(iv) if the Closing shall not occur on or prior to Drop-Dead Date.

(d) This Agreement (including the Backstop Commitments contemplated hereby) may be terminated at any time by written consent of the Debtors and the Requisite Backstop Parties.

(e) Within three (3) Business Days following the termination of this Agreement, the Debtors shall pay the Put Option Premium to the Backstop Parties on a pro rata basis (determined in accordance with the terms of Sections 1.3(a) and 1.3(b) hereof, as applicable) by wire transfer of immediately available funds to an account designated by each Backstop Party; provided, however, that the Put Option Premium shall not be payable in the event of (i) a termination of this Agreement by the Debtors pursuant to Section 8(c)(i) or Section 8(c)(ii) hereof, (ii) a termination of this Agreement pursuant to Section 8(a)(ii) hereof as a result of a termination of the RSA by the Debtors pursuant to 13.04(b) of the RSA or (iii) a termination of this Agreement pursuant to Section 8(b)(vii) or Section 8(c)(iv) hereof if the Closing shall have failed to occur on or prior to the Drop-Dead Date as a direct result of the material breach by the Backstop Parties of their respective obligations under this Agreement.

(f) In the event of a termination of this Agreement in accordance with this Section 8 at a time after all or any portion of the Aggregate Purchase Price for Backstop Commitment Securities or all or any portion of the aggregate Per Share Purchase Price for Default Securities that any of the Backstop Parties elects to commit to purchase has been deposited into the Deposit Account by any of the Backstop Parties, the Backstop Parties that have deposited such Aggregate Purchase Price (or portion thereof) or such aggregate Per Share Purchase Price (or portion thereof) shall be entitled to the return of such amount. In such a case, the Backstop Parties and the Debtors hereby agree to execute and deliver to the Rights Offering Subscription Agent, promptly after the effective date of any such termination (but in any event no later than two (2) Business Days after any such effective date), a letter instructing the Rights Offering Subscription Agent to pay to each applicable Backstop Party, by wire transfer of immediately available funds to an account designated by such Backstop Party, the amount of Aggregate Purchase Price and/or aggregate Per Share Purchase Price for Default Securities that such Backstop Party is entitled to receive pursuant to this Section 8(f).

(g) In the event of a termination of this Agreement in accordance with this Section 8, the provisions of this Agreement shall immediately become void and of no further force or effect (other than Sections 2.2, 8, 9, 11, 12 and 13 hereof (and any defined terms used in any such Sections (but solely to the extent used in any such Sections)), and other than in respect of any liability of any party for any breach of this Agreement prior to such termination, which shall in each case expressly survive any such termination).

(h) Each Debtor hereby acknowledges and agrees and shall not dispute that the giving of notice of termination by the Requisite Backstop Parties pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and each Debtor hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

9. Indemnification.

(a) Whether or not the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated, the Debtors hereby agree, jointly and severally, to indemnify and hold harmless (i) each of the Backstop Parties, (ii) each of the Affiliates of each of the Backstop Parties, and (iii) each of the stockholders, equity holders, members, partners, managers, officers, directors, employees, attorneys, accountants, financial advisors, consultants, agents, advisors and controlling persons of each of the Backstop Parties and each of the Affiliates of each of the Backstop Parties (each, in such capacity, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees), interest, penalties, judgments and settlements (excluding Taxes of the Backstop Parties except to the extent otherwise provided for in this Agreement) arising out of or related to a third party claim that are imposed on, sustained, incurred or suffered by, or asserted against, any Indemnified Party as a result of, arising out of, related to or in connection with, directly or indirectly, this Agreement, the Backstop Commitments, the Backstop Securities, the Backstop Priority Commitment Securities, the Exit

Term Loans, the Exit Warrants, the Rights Offering, any of the Definitive Documents (including the Plan), the solicitation of the Plan, the Chapter 11 Cases or the transactions contemplated hereby or thereby or any of the other Contemplated Transactions, or any claim, litigation, investigation or other Proceeding relating to or arising out of any of the foregoing, regardless of whether any such Indemnified Party is a party thereto, and to pay and/or reimburse each such Indemnified Party for the reasonable and documented legal or other out-of-pocket costs and expenses as they are incurred in connection with investigating, monitoring, responding to or defending any of the foregoing (collectively, “Losses”); provided, that the foregoing indemnification will not, as to any Indemnified Party, apply to Losses that are determined by a final, non-appealable decision by a court of competent jurisdiction to have resulted solely from any act by such Indemnified Party that constitutes fraud, gross negligence or willful misconduct. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, then the Debtors shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Debtors on the one hand and such Indemnified Party on the other hand but also the relative fault of the Debtors, on the one hand, and such Indemnified Party, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Debtors on the one hand and all Indemnified Parties on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Debtors pursuant to the sale of the maximum number of Backstop Securities and Backstop Priority Commitment Securities to the Backstop Parties pursuant to this Agreement (assuming a Rights Offering Amount equal to $85.0 million) bears to (ii) the Put Option Premium. The Debtors also agree that no Indemnified Party shall have any liability based on its exclusive or contributory negligence or otherwise to the Debtors, any Person asserting claims on behalf of or in right of the Debtors, or any other Person in connection with or as a result of this Agreement, the Backstop Commitments, the Backstop Securities, the Backstop Priority Commitment Securities, the Exit Term Loans, the Exit Warrants, the Rights Offering, any of the Definitive Documents (including the Plan), the solicitation of the Plan, the Chapter 11 Cases, or the transactions contemplated hereby or thereby or any of the other Contemplated Transactions, except as to any Indemnified Party to the extent that any Losses incurred by the Debtors resulted solely from the fraud, gross negligence or willful misconduct of such Indemnified Party, as determined by a final, non-appealable decision by a court of competent jurisdiction. The terms set forth in this Section 9 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated. The indemnity, contribution and reimbursement obligations of the Debtors under this Section 9 are in addition to, and do not limit, the Debtors’ obligations under Sections 2.2 and 8.

(b) Promptly after receipt by an Indemnified Party of notice of the commencement of any claim, litigation, investigation or other Proceeding with respect to which such Indemnified Party may be entitled to indemnification hereunder (“Actions”), such Indemnified Party will, if a claim is to be made hereunder against the Debtors in respect thereof, notify the Debtors in writing of the commencement thereof; provided, that (i) the omission to so notify the Debtors will not relieve the Debtors from any liability that they may have hereunder except to the extent (and solely to the extent) they have been actually and materially prejudiced by such failure and (ii) the omission to so notify the Debtors will not relieve the Debtors from any liability that they may have to an Indemnified Party otherwise than on account of this Section 9. In case any such Actions are brought against any Indemnified Party and such Indemnified Party notifies the Debtors of the commencement thereof, if the Debtors commit in writing to fully indemnify and hold harmless the Indemnified Party with respect to such Actions, without regard to whether the Effective Date occurs, the Debtors will be entitled to participate in such Actions, and, to the extent that the Debtors elect by written notice delivered to such Indemnified Party, to assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, that if the defendants in any such Actions include both such Indemnified Party and the Debtors and such Indemnified Party shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Debtors, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Actions on behalf of such Indemnified Party. Following the date of receipt by an Indemnified Party of such indemnification commitment from the Debtors and notice from the Debtors of their election to assume the defense of such Actions and approval by such Indemnified Party of counsel, the Debtors shall not be liable to such Indemnified Party for expenses incurred by such Indemnified Party in connection with the defense thereof after such date (other than reasonable costs of investigation and monitoring) unless (w) such Indemnified Party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence, (x) the Debtors shall not have employed counsel satisfactory to such Indemnified Party to represent such Indemnified Party at the Debtors’ expense within a reasonable time after notice of commencement of the Actions, (y) after the Debtors assume the defense of such Actions, such Indemnified Party determines that the Debtors are failing to diligently defend against such Actions in good faith or (z) any of the Debtors shall have authorized in writing the employment of counsel for such Indemnified Party and agreed to be liable for such expenses.

(c) The Debtors shall not, without the prior written consent of an Indemnified Party, effect any settlement, compromise or other resolution of any pending or threatened Actions in respect of which indemnity has been sought hereunder by such Indemnified Party unless such settlement, compromise or other resolution (i) includes an unconditional release of such Indemnified Party in form and substance satisfactory to such Indemnified Party from all liability on the claims that are the subject matter of such Actions and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

10. Survival. The representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing except for covenants and agreements made in this Agreement that by their terms are to be satisfied or complied with after the Closing, which covenants and agreements shall survive until fully satisfied or complied with in accordance with their terms.

11. Amendments and Waivers. Any term of this Agreement may be amended or modified and the compliance with any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only if such amendment, modification or waiver is signed, in the case of an amendment or modification, by the Requisite Backstop Parties and the Debtors, or in the case of a waiver, by the Requisite Backstop Parties (if compliance by the Debtors is being waived) or by the Requisite Backstop Parties and the Debtors (if compliance by any of the Backstop Parties is being waived); provided, however, that (a) Schedule 1, Schedule 2 and Schedule 3 hereto may be updated in accordance with the terms of Section 13.1 hereof, (b) any amendment or modification to this Agreement that would have the effect of changing the Backstop Commitment Percentage (including both the Tier 1 Backstop Commitment Percentage and the Tier 2 Backstop Commitment Percentage), the Priority Backstop Commitment Percentage or the Exit Term Loan Cap Amount of any Backstop Party shall require the prior written consent of such Backstop Party, (c) any amendment or modification to the definition of “Aggregate Purchase Price” or the allocation of the Put Option Premium among the Backstop Parties as set forth in Section 1.3 shall (in any such case) require the prior written consent of each Backstop Party adversely affected thereby, (d) any amendment or modification to the definition of “Specified Backstop Party” shall require the prior written consent of each Specified Backstop Party adversely affected thereby, (e) any amendment or modification to Section 1.4 hereof and the definitions of “Exit Term Loans” and “Exit Warrants” shall require the prior written consent of the Requisite Backstop Parties and the Specified Backstop Parties whose aggregate Exit Term Loan Cap Amount is more than 50.0% of the aggregate Exit Term Loan Cap Amount for all Specified Backstop Parties, (f) any amendment or modification to the definition of “Priority Backstop Party” shall require the prior written consent of each Priority Backstop Party adversely affected thereby, and (g) any amendment, modification or waiver to this Agreement that would adversely affect any of the rights or obligations (as applicable) of any Backstop Party set forth in this Agreement in a manner that is different or disproportionate in any material respect from the effect on the comparable rights or obligations (as applicable) of the Requisite Backstop Parties set forth in this Agreement (other than in proportion to the amount of the Backstop Commitments held by each of the Backstop Parties) shall also require the written consent of such affected Backstop Party (it being understood that in determining whether consent of any Backstop Party is required pursuant to this clause (g), no personal circumstances of such Backstop Party shall be considered). No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, or any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at Law or in equity.

12. Notices, etc.. Except as otherwise expressly provided in this Agreement, all notices, requests, demands, document deliveries and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided, made or received (a) when sent by electronic mail (“e-mail”), (b) when delivered personally, (c) one (1) Business Day after deposit with an overnight courier service, or (d) three (3) Business Days after mailed by certified or registered mail, return receipt requested, with postage prepaid, in any such case to the parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified by like notice):

(a) if to a Backstop Party, to the address or e-mail address for such Backstop Party set forth on Schedule 1 hereto,

with a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038

Attention:	Jayme Goldstein
Matthew A. Schwartz
Email:	jgoldstein@stroock.com
mschwartz@stroock.com

(b) if to the Debtors at:

Ultra Petroleum Corp.
116 Inverness Drive East, Suite 400
Englewood, Colorado 80112

Attention:	Kason D. Kerr
Email:	kkerr@ultrapetroleum.com

with a copy to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002

Attention:	Matthew R. Pacey
Brooks W. Antweil
Brad Weiland
Email:	matt.pacey@kirkland.com
brooks.antweil@kirkland.com
brad.weiland@kirkland.com

; provided; however, that no notice, request, demand, document or other communication delivered pursuant to clause (b), clause (c) or clause (d) above shall be deemed to have been duly given, provided, made or received unless and until the sending party notifies the receiving party by e-mail of such delivery (including a reasonable description thereof).

13. Miscellaneous.

13.1 Assignments. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the Debtors and the Requisite Backstop Parties. Notwithstanding the immediately preceding sentence, any Backstop Party’s rights, obligations or interests hereunder may be freely assigned, delegated or transferred, in whole or in part, by such Backstop Party to (a) any other

Backstop Party, (b) any Affiliate of a Backstop Party, or (c) any other Person not referred to in clause (a) or clause (b) above so long as such Person is approved in writing by the Requisite Backstop Parties prior to such assignment, delegation or transfer (for purposes of this clause (c), the Backstop Party proposing to make such assignment, delegation or transfer, and all of its Affiliates, shall be deemed to be Defaulting Backstop Parties for purposes of determining whether the definition of “Requisite Backstop Parties” has been satisfied); provided, that (x) any such assignee assumes the obligations of the assigning Backstop Party hereunder that are being assigned to such assignee and agrees in writing prior to such assignment to be bound by the terms hereof in the same manner as the assigning Backstop Party (which writing shall contain, if the assignee is not already a Backstop Party, a certification from the assignee as to the accuracy of the representations and warranties made by each Backstop Party in Section 4 hereof as applied to such assignee), (y) any assignee of a Backstop Commitment must be an Accredited Investor, and (z) the right to purchase Rights Offering Securities (including Priority Rights Offering Securities) are only assignable as set forth in the Rights Offering Procedures. Following any assignment described in the immediately preceding sentence, Schedule 1 and, if applicable, Schedule 2 and/or Schedule 3 hereto shall be updated by the Debtors (in consultation with the assigning Backstop Party and the assignee) solely to reflect (i)(A) the name and address of the applicable assignee or assignees, and (B) the Backstop Commitment Percentage (including both the Tier 1 Backstop Commitment Percentage and the Tier 2 Backstop Commitment Percentage) and, if applicable, the Priority Backstop Commitment Percentage and Exit Term Loan Cap Amount that shall apply to such assignee or assignees, in each case as specified by the assigning Backstop Party and the assignee or assignees, and (ii) any changes to the Backstop Commitment Percentage (including both the Tier 1 Backstop Commitment Percentage and the Tier 2 Backstop Commitment Percentage) and, if applicable, the Priority Backstop Commitment Percentage and the Exit Term Loan Cap Amount applicable to the assigning Backstop Party, in each case as specified by the assigning Backstop Party and the assignee or assignees (it being understood and agreed that updates to Schedule 1, Schedule 2 and/or Schedule 3 hereto shall not result in an overall change to the aggregate Backstop Commitment Percentages, Priority Backstop Commitment Percentages and Exit Term Loan Cap Amounts for all Backstop Parties). Any update to Schedule 1, Schedule 2 and/or Schedule 3 hereto described in the immediately preceding sentence shall not be deemed an amendment to this Agreement. Notwithstanding the foregoing or any other provisions herein, unless otherwise agreed in any instance by the Debtors and the Requisite Backstop Parties (for purposes of this sentence, the Backstop Party making such assignment, and all of its Affiliates, shall be deemed to be Defaulting Backstop Parties for purposes of determining whether the definition of “Requisite Backstop Parties” has been satisfied), no assignment of obligations by a Backstop Party to an Affiliate of such Backstop Party will relieve the assigning Backstop Party of its obligations hereunder if any such Affiliate assignee fails to perform such obligations.

13.2 Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon any such determination of invalidity, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.3 Entire Agreement. Except as expressly set forth herein, this Agreement and the RSA constitute the entire understanding among the parties hereto with respect to the subject matter hereof and replace and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement shall supersede and entirely replace the terms, covenants and agreements set forth in Section 6 of the RSA.

13.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (PDF) will be effective as delivery of a manually executed counterpart of this Agreement.

13.5 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

13.6 Submission to Jurisdiction. Each party to this Agreement hereby (a) consents to submit itself to the personal jurisdiction of the Bankruptcy Court, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Bankruptcy Court, including a motion to dismiss on the grounds of forum non conveniens, and (c) agrees that it will not bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Bankruptcy Court; provided that if the Bankruptcy Court lacks jurisdiction, the parties consent and agree that such actions or disputes shall be brought in the federal court of the Southern District of New York or any state court located in New York County, State of New York.

13.7 Waiver of Trial by Jury; Waiver of Certain Damages. EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by Law, the Debtors hereby waive any right which they may have to claim or recover in any action or claim referred to in the immediately preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Debtors (a) certifies that none of the Backstop Parties nor any Representative of any of the Backstop Parties has represented, expressly or otherwise, that the Backstop Parties would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into this Agreement, the Backstop Parties are relying upon, among other things, the waivers and certifications contained in this Section 13.7.

13.8 Further Assurances. From time to time after the Execution Date, the parties hereto will execute, acknowledge and deliver to the other parties hereto such other documents, instruments and certificates, and will take such other actions, as any other party hereto may reasonably request in order to consummate the transactions contemplated by this Agreement.

13.9 Specific Performance. The Debtors and the Backstop Parties acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (b) remedies at Law would not be adequate to compensate the non-breaching party. Accordingly, the Debtors and the Backstop Parties agree that each of them shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement. Each of the Debtors and each of the Backstop Parties hereby waives any defense that a remedy at Law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.

13.10 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

13.11 Interpretation; Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule or Annex, such reference is to an Article or Section of, or Exhibit, Schedule or Annex to, this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (d) the words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any regulation, holding, rule of construction or Law providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Prior drafts of this Agreement or the fact that any terms or provisions have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be construed in favor of or against any party on account of its participation in any negotiations and/or drafting of this Agreement or be used as an aid of construction or otherwise constitute evidence of the intent of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of such prior drafts.

13.12 Several, Not Joint, Obligations. The representations, warranties, covenants and other obligations of the Backstop Parties under this Agreement are, in all respects, several and not joint or joint and several, such that no Backstop Party shall be liable or otherwise responsible for any representations, warranties, covenants or other obligations of any other Backstop Party, or any breach or violation thereof.

13.13 Disclosure. Unless otherwise required by applicable Law, the Debtors will not disclose to any Person (including by filing a copy of this Agreement with the Bankruptcy Court) any of the information set forth on each of the Backstop Parties’ signature pages, or Schedule 1, Schedule 2 or Schedule 3 hereto (including (x) the identities of the Backstop Parties, and (y) the Backstop Commitment Percentage (including both the Tier 1 Backstop Commitment Percentage and the Tier 2 Backstop Commitment Percentage), the Priority Backstop Commitment Percentage and the Exit Term Loan Cap Amount, as applicable, of each Backstop Party), except for (a) disclosures made with the prior written consent of each Backstop Party whose information will be disclosed, (b) disclosures to the Debtors’ Representatives in connection with the transactions contemplated hereby and subject to their agreement to be bound by the confidentiality provisions hereof and (c) disclosures to parties to this Agreement solely for purposes of calculating the Adjusted Commitment Percentage of a Non-Defaulting Backstop Party.

13.14 No Recourse Party. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Backstop Parties may be partnerships or limited liability companies, the Debtors and the Backstop Parties covenant, agree and acknowledge that no recourse under this Agreement shall be had against any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers, employees, stockholders or equity holders of any Backstop Party, or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers, employees, stockholders, equity holders or controlling persons of any of the foregoing, as such (any such Person, a “No Recourse Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any No Recourse Party for any obligation of any Backstop Party under this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

13.15 Settlement Discussions. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any Proceeding other than a Proceeding to enforce the terms of this Agreement.

13.16 No Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto and other than (a) the Indemnified Parties with respect to Section 9 hereof and (b) each No Recourse Party with respect to Section 13.14 hereof.

13.17 Arm’s Length. Each Debtor acknowledges and agrees that the Backstop Parties are acting solely in the capacity of arm’s length contractual counterparties to the Debtors with respect to the transactions contemplated hereby and the other Contemplated Transactions (including in connection with determining the terms of the Rights Offering) and not as financial advisors or fiduciaries to, or agents of, the Debtors or any other Person. Additionally, the Backstop Parties are not advising the Debtors or any other Person as to any legal, Tax, investment, accounting or regulatory matters in any jurisdiction. Each Debtor shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby and the other Contemplated Transactions, and the Backstop Parties shall have no responsibility or liability to any Debtor with respect thereto. Any review by the Backstop Parties of the Debtors, the Contemplated Transactions or other matters relating to the Contemplated Transactions will be performed solely for the benefit of the Backstop Parties and shall not be on behalf of the Debtors.

14. Definitions.

14.1 Definitions in the Plan and RSA. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan (in the form attached as Exhibit B to the RSA) or, if any such term is not defined in the Plan, the meaning given to such term in the RSA (as in effect on the Execution Date).

14.2 Certain Defined Terms. As used in this Agreement the following terms have the following respective meanings:

Accredited Investor: means an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Actions: has the meaning given to such term in Section 9(b) hereof.

Adjusted Commitment Percentage: means, with respect to any Non-Defaulting Backstop Party, (a) in the case of a Funding Default committed by a Priority Backstop Party with respect to the deposit of its Aggregate Purchase Price attributable to its Backstop Priority Commitment Securities, a fraction, expressed as a percentage, the numerator of which is the Priority Backstop Commitment Percentage of such Non-Defaulting Backstop Party and the denominator of which is the sum of the Priority Backstop Commitment Percentages of all Non-Defaulting Backstop Parties, and (b) in the case of a Funding Default committed by a Backstop Party with respect to the deposit of its Aggregate Purchase Price attributable to its Backstop Base Commitment Securities, a fraction, expressed as a percentage, the numerator of which is the Tier 1 Backstop Commitment Percentage of such Non-Defaulting Backstop Party and the denominator of which is the sum of the Tier 1 Backstop Commitment Percentages of all Non-Defaulting Backstop Parties.

Affiliate: means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person; provided, that, for purposes of this Agreement, none of the Debtors shall be deemed to be Affiliates of any Backstop Party. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities, by contract or otherwise). A Related Fund of any Person shall be deemed to be the Affiliate of such Person.

Aggregate Purchase Price: has the meaning given to such term in Section 1.2(c) hereof.

Agreement: has the meaning given to such term in the preamble hereof.

Alternative Transaction: means any sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, financing (including any exit financing), use of cash collateral, joint venture, partnership, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Debtors or the debt, equity, or other interests in any one or more Debtors, other than the Contemplated Transactions.

Approvals: means all approvals and authorizations that are required under the Bankruptcy Code for the Debtors to take corporate or limited liability company (as applicable) action.

Audited Financial Statements: has the meaning given to such term in Section 3.16 hereof.

Backstop Base Commitment: means, with respect to any Backstop Party, the commitment of such Backstop Party, subject to the terms and conditions set forth in this Agreement, to purchase Unsubscribed Securities pursuant to, and on the terms set forth in, Section 1.2(a) hereof; and “Backstop Base Commitments” means the Backstop Base Commitments of all of the Backstop Parties collectively.

Backstop Base Commitment Securities: has the meaning given to such term in Section 1.2(a) hereof.

Backstop Commitment: means, with respect to any Backstop Party, the Backstop Base Commitment and, if applicable, the Backstop Priority Commitment of such Backstop Party; and “Backstop Commitments” means the Backstop Commitments of all of the Backstop Parties collectively.

Backstop Commitment Percentage: means, with respect to any Backstop Party in the context of such Backstop Party’s obligation to purchase Unsubscribed Securities pursuant to such Backstop Party’s Backstop Base Commitment, (a) the Tier 1 Backstop Commitment Percentage of such Backstop Party to the extent that the aggregate Per Share Purchase Price for all Unsubscribed Securities does not exceed $36,289,737.26, and (b) the Tier 2 Backstop Commitment Percentage of such Backstop Party to the extent (and solely to the extent) that the aggregate Per Share Purchase Price for all Unsubscribed Securities exceeds $36,289,737.26; and “Backstop Commitment Percentages” means the Backstop Commitment Percentages of all of the Backstop Parties collectively.

Backstop Commitment Securities: means, with respect to any Backstop Party, the Backstop Base Commitment Securities of such Backstop Party and, if applicable, the Backstop Priority Commitment Securities of such Backstop Party.

Backstop Expenses: means the reasonable and documented out-of-pocket fees, costs, expenses, disbursements and charges of each of the Priority Backstop Parties payable to third parties and incurred in connection with or relating to the diligence, negotiation, preparation, execution, delivery, implementation and/or consummation of the Plan, the Backstop Commitments, the Rights Offering, this Agreement, the Confirmation Order, any other Definitive Documents and/or any of the Contemplated Transactions, any amendments, waivers, consents, supplements or other modifications to any of the foregoing, and the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement, to the extent that any of the foregoing fees, costs, expenses, disbursements and charges constitute Transaction Expenses (including Specified Consenting Lender Expenses); provided, that any Backstop Expenses constituting Specified Consenting Lender Expenses shall be subject to the cap set forth in Section 15.20 of the RSA and the Debtors shall not be liable for Specified Consenting Lender Expenses in excess of $2,000,000 under both the RSA and this Agreement.

Backstop Funding Notice: has the meaning given to such term in Section 1.1(b) hereof.

Backstop Party(ies): has the meaning given to such term in the preamble hereof.

Backstop Priority Commitment: means, with respect to any Priority Backstop Party, the commitment of such Priority Backstop Party, subject to the terms and conditions set forth in this Agreement, to purchase Priority Rights Offering Securities pursuant to, and on the terms set forth in, Section 1.2(b) hereof; and “Backstop Priority Commitments” means the Backstop Priority Commitments of all of the Priority Backstop Parties collectively.

Backstop Priority Commitment Securities: has the meaning given to such term in Section 1.2(b) hereof.

Backstop Securities: has the meaning given to such term in Section 1.2(e) hereof.

Bankruptcy Code: has the meaning given to such term in the recitals hereof.

Bankruptcy Court: has the meaning given to such term in the recitals hereof.

Bankruptcy Documents: has the meaning given to such term in Section 3.22 hereof.

Bankruptcy Rules: means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under Section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases and/or the transactions contemplated by this Agreement, and any Local Rules of the Bankruptcy Court.

Base Rights Offering Amount: has the meaning given to such term in the recitals hereof.

Base Rights Offering Securities: has the meaning given to such term in the recitals hereof.

Benefit Plan(s): has the meaning given to such term in Section 3.12(a) hereof.

Business Day: means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to be closed.

Chapter 11 Cases: has the meaning given to such term in the recitals hereof.

Closing: has the meaning given to such term in Section 2.1(a) hereof.

COBRA: has the meaning given to such term in Section 3.12(c) hereof.

Code: has the meaning given to such term in Section 1.3(c) hereof.

Company: has the meaning given to such term in the preamble hereof.

Confirmation Order: means the Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

Consent: means any consent, waiver, approval, Order or authorization of, or registration, declaration or filing with or notice to, any Governmental Body or other Person.

Contemplated Transactions: means all of the transactions contemplated by this Agreement, the RSA, the Plan and/or the other Definitive Documents.

Contract: means any agreement, contract, obligation, promise, undertaking or understanding, whether written or oral.

Debtor Disclosure Schedules: has the meaning given to such term in Section 3 hereof.

Debtor IP Rights: has the meaning given to such term in Section 3.9(a) hereof.

Debtor IT Systems: has the meaning given to such term in Section 3.9(b) hereof.

Debtor(s): has the meaning given to such term in the preamble hereof.

Deductions or Withholdings: has the meaning given to such term in Section 1.3(c) hereof.

Default Notice: has the meaning given to such term in Section 1.2(d) hereof.

Default Purchase Right: has the meaning given to such term in Section 1.2(d) hereof.

Default Securities: has the meaning given to such term in Section 1.2(d) hereof.

Defaulting Backstop Party: has the meaning given to such term in Section 1.2(d) hereof.

Defense Article: has the meaning given to such term in Section 3.13(c) hereof.

Deposit Account: has the meaning given to such term in Section 1.2(c) hereof.

Deposit Deadline: has the meaning given to such term in Section 1.2(c) hereof.

DIP Credit Agreement: means the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of May 19, 2020, by and among Ultra Resources, as Borrower, UP Energy, as Parent Guarantor, the lenders party thereto, and Wilmington Trust, National Association, as Administrative Agent and Collateral Agent.

Disclosure Statement Order: has the meaning given to such term in Section 7.1(d) hereof.

Drop-Dead Date: has the meaning given to such term in Section 8(b)(vii) hereof.

EAR: has the meaning given to such term in Section 3.13(c) hereof.

e-mail: has the meaning given to such term in Section 12 hereof.

Encumbrance: means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

Environmental Laws: means all applicable Laws and Orders relating to pollution or the regulation and protection of human or animal health and safety (solely with respect to exposure to Hazardous Materials), the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Materials Transportation Uniform Safety Act, as amended (49 U.S.C. § 5101 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Clean Water Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.) (solely with respect to exposure to Hazardous Materials); the Atomic Energy Act, as amended (42 U.S.C. §§ 2011 et seq., 2022 et seq., 2296 et seq.); any transfer of ownership notification or approval statutes requiring any assessment, investigation or remediation of any Releases of Hazardous Materials into the environment; and all counterparts or equivalents adopted, enacted, ordered, promulgated, or otherwise approved by any Governmental Body.

Equity Interests: means, with respect to any Person, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of such Person, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights or other securities or agreements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of such Person (in each case whether or not arising under or in connection with any employment agreement).

ERISA: means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate(s): means any entity which is a member of any Debtor’s controlled group, treated as a single employer, or under common control with any Debtor, within the meaning of Section 414 of the Code or ERISA.

Event: has the meaning given to such term in Section 14.2 hereof.

Execution Date: has the meaning given to such term in the preamble hereof.

Exit RBL Commitment Letter: means that certain Commitment Letter, dated as of May 14, 2020, by and among the Commitment Parties (as defined therein) and the Debtors, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Exit RBL Facility Documents: has the meaning given to such term in Section 5.2 hereof.

Exit Term Loan Cap Amount: means, with respect to any Specified Backstop Party, the amount set forth opposite the name of such Specified Backstop Party under the heading “Exit Term Loan Cap Amount” on Schedule 3 hereto.

Exit Term Loan Documents: has the meaning given to such term in Section 7.1(i) hereof.

Exit Term Loan Election: has the meaning given to such term in Section 1.4 hereof.

Exit Term Loans: means secured second lien term loans to be incurred by Ultra Resources on the Effective Date if an Exit Term Loan Election is made, which loans shall be in an original aggregate principal amount not to exceed $5.0 million (excluding any yield, including any original issue discount or any commitment premium) and shall have the terms and conditions set forth on Exhibit B hereto and shall otherwise be in form and substance consistent with the Plan and reasonably acceptable to the Requisite Backstop Parties.

Exit Warrants: means warrants to purchase shares of New Common Stock that are issued by UP Energy in connection with any Exit Term Loans, as described on Exhibit B hereto.

Final Order: means, as applicable, an Order of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended and is in full force and effect, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the Order could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such Order, or has otherwise been dismissed with prejudice.

Financial Statements: has the meaning given to such term in Section 3.16 hereof.

Fundamental Representations: means the representations and warranties of the Debtors set forth in Sections 3.1, 3.2, 3.3(a), 3.6, 3.6, 3.7 and 3.27 hereof.

Funding Default: has the meaning given to such term in Section 1.2(d) hereof.

GAAP: means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

Good and Defensible Title: means

(a) with respect to those Oil and Gas Properties of a Debtor described on the Reserve Report, title that is deducible of record or title obtained by forced-pooling or non-consent elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreements that is reasonably likely to be successfully defended if challenged, and that, as of the Execution Date:

(i) entitles the applicable Debtor to receive not less than the net revenue interest set forth in the Reserve Report in all Hydrocarbons produced from such Oil and Gas Properties; and

(ii) obligates the applicable Debtor to bear not more than the working interest set forth in the most recently delivered Reserve Report for such Oil and Gas Properties except to the extent any increase is offset by a corresponding proportionate increase in such Debtor’s net revenue interest in such property or the revenues therefrom; or

(b) is free and clear of all liens, charges, obligations, defects and Encumbrances, except for Permitted Liens (as defined in the DIP Credit Agreement).

Governmental Authorization: means any authorization, approval, consent, license, registration, lease, ruling, permit, tariff, certification, Order, privilege, franchise, membership, entitlement, exemption, filing or registration by, with, or issued by, any Governmental Body.

Governmental Body: means any federal, national, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or other body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body.

Hazardous Materials: means hazardous or toxic substances or wastes, solid wastes, petroleum or any fraction thereof, petroleum products or wastes, asbestos, asbestos-containing material, radioactive materials or wastes, medical wastes, any other dangerous or deleterious wastes, pollutants or contaminants regulated under any Environmental Law; provided, however, that produced water (in and of itself) shall not be considered a Hazardous Material.

HSR Act: means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations.

Hydrocarbons: means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

Imbalance(s): means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Oil and Gas Properties, regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location.

Indemnified Party: has the meaning given to such term in Section 9(a) hereof.

Insurance Policies: has the meaning given to such term in Section 3.21 hereof.

Investor Questionnaire: has the meaning given to such term in the Rights Offering Procedures.

IP Rights: has the meaning given to such term in Section 3.9(a) hereof.

IRS: means the Internal Revenue Service and any Governmental Body succeeding to the functions thereof.

IT Systems: has the meaning given to such term in Section 3.9(b) hereof.

ITAR: has the meaning given to such term in Section 3.13(c) hereof.

Knowledge of the Debtors: means the collective knowledge, after reasonable and due inquiry, of the executive officers of any of the Debtors or any other officers of any of the Debtors with responsibility for the applicable subject matter. A reference to the word “knowledge” (whether or not capitalized) or words of a similar nature with respect to the Debtors means the Knowledge of the Debtors as defined in this definition.

Law: means any federal, national, transnational, domestic, foreign, state, local, provincial, county, municipal or similar statute, law, common law, legally enforceable policy or guideline, ordinance, regulation, code, Order, injunction, rule, regulation, constitution, convention, treaty, requirement, or judgment or other similar requirement enacted, adopted, promulgated, issued, enforced, applied or entered by any Governmental Body, as amended unless expressly specified otherwise.

Leases: means all of the Debtors’ collective rights, titles and interests in oil, gas, oil and gas or mineral leases, or other liquid or gaseous hydrocarbon leases, subleases and other leasehold estates created thereby, including in each case carried interests, rights of recoupment, options, reversionary interests, convertible interests and rights to reassignment.

Licenses and Permits: has the meaning given to such term in Section 3.10 hereof.

Losses: has the meaning given to such term in Section 9(a) hereof.

Material Adverse Effect: means, other than the filing of the Chapter 11 Cases, any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact, or the worsening of any of the foregoing (each, an “Event”), that, individually or together with all other Events, has had, or would reasonably be expected to have, a material adverse effect on either (a) the business, operations, finances, properties, interests, reserves, condition (financial or otherwise), assets or liabilities of the Debtors, taken as a whole or (b) the ability of the Debtors, taken as a whole, to perform their respective obligations under, or to consummate the Contemplated Transactions; provided, that, for the purposes of clause (a) of this definition, none of the following, either alone or in combination, will constitute a Material Adverse Effect: (A) any change in the United States or foreign economies or securities or financial markets in general (including any decline in the price of securities generally or any market or index); (B) any change that generally affects any industry in which any of the Debtors operate; (C) general business or economic conditions in any of the geographical areas in which any of the Debtors operate; (D) national or international political or social conditions, including any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, whether commenced before or after the Execution Date and whether or not pursuant to the declaration of a national emergency or war, or force majeure events or “acts of God” (with respect to which force majeure or “acts of God” shall be inclusive of the COVID-19 pandemic and resulting effects therefrom and response thereto) and force majeure events resulting or purportedly resulting therefrom; (E) changes in the market price or trading volume of the claims or equity or debt securities of the Debtors (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the other clauses contained in this definition); (F) any changes in any applicable Law, or in the binding interpretation thereof; (G) any changes to U.S. GAAP (or other relevant accounting rules), or in the interpretation thereof; (H) any change resulting from the filing or pendency of the Chapter 11 Cases or actions taken in connection with the Chapter 11 Cases in compliance with the Bankruptcy Code and the Bankruptcy Rules and not in violation of this Agreement, the RSA or any of the other Definitive Documents; (I) any change resulting from the public announcement of the Chapter 11 Cases or the entry into this Agreement or the consummation of the transactions contemplated hereby; (J) any reasonably foreseeable change resulting from the taking of any action by any of the Debtors after the Execution Date with the prior written consent of the Backstop Parties; or (K) any effects or changes arising from or related to the breach of this Agreement by the Backstop Parties; provided further, that the exceptions set forth in clauses (A), (B), (C), (D), (F) and (G) of this definition shall not be regarded as exceptions to clause (a) of this definition to the extent any such described event has a disproportionately adverse impact on the Debtors, taken as a whole, as compared to other companies in the industries in which the Debtors operate.

Material Contract: means any of the following contracts or agreements (or group of related contracts or agreements) to which any of the Debtors is a party or by which any of the Debtors or any of their respective assets or properties are bound: (a) any contract or agreement that is a “material contract,” or “plans of acquisition, reorganization, arrangement, liquidation or succession” (as each such term is defined in Item 601(b)(2) or Item 601(b)(10) of Regulation S-K under the Exchange Act), (b) any Swap Agreement (as defined in the Term Loan Credit Agreement), or (c) any contract or agreement that may reasonably be expected to result in aggregate payments by the applicable Debtor, or revenues to the applicable Debtor, in either case greater than or equal to $12,500,000 during the current or any subsequent calendar year.

Money Laundering Laws: has the meaning given to such term in Section 3.13(b) hereof.

New Bylaws: has the meaning given to such term in Section 7.1(k) hereof.

New Certificate of Incorporation: has the meaning given to such term in Section 7.1(j) hereof.

New Common Stock: means Class A Voting Common Stock, par value $0.001 per share, of UP Energy issued by UP Energy on the Effective Date.

No Recourse Party: has the meaning given to such term in Section 13.14 hereof.

Non-Defaulting Backstop Party: means (a) in the case of a Funding Default committed by a Priority Backstop Party with respect to the deposit of its Aggregate Purchase Price attributable to its Backstop Priority Commitment Securities, each Priority Backstop Party that is not a Defaulting Backstop Party and then only to the extent of such Backstop Priority Commitment Securities, and (b) in the case of a Funding Default committed by a Backstop Party with respect to the deposit of its Aggregate Purchase Price attributable to its Backstop Base Commitment Securities, each Backstop Party that is not a Defaulting Backstop Party and then only to the extent of such Backstop Base Commitment Securities. If a Priority Backstop Party deposits some (but not all) of its Aggregate Purchase Price in the Deposit Account by the Deposit Deadline pursuant to Section 1.2(c) hereof, then, for purposes of determining the Non-Defaulting Backstop Parties in connection with such Funding Default and for purposes of applying the provisions of Section 1.2(d) hereof, the portion of such Aggregate Purchase Price so deposited by such Priority Backstop Party shall first be allocated to its Aggregate Purchase Price attributable to its Backstop Base Commitment Securities and the remainder, if any, shall be allocated to its Aggregate Purchase Price attributable to its Backstop Priority Commitment Securities.

OFAC: has the meaning given to such term in Section 3.13(c) hereof.

Oil and Gas Properties: means all of the Debtors’ collective right, title, interest and estate in and to Leases, Wells, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including in each case any reserved or residual interests of whatever nature and including any interests acquired pursuant to unit agreements, pooling agreements and declarations of pooled units.

Order: means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by the Bankruptcy Court or any other Governmental Body, whether preliminary, interlocutory or final.

Ordinary Course of Business: means the ordinary and usual course of normal day-to-day operations of the Debtors, consistent with past practices of the Debtors, including as to timing and amount, and in compliance with all applicable Laws.

Organizational Documents: means, with respect to any Person other than a natural person, the documents by which such Person was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

Owner: has the meaning given to such term in Section 14.2 hereof.

Permitted Encumbrances: means (a) Encumbrances for utilities and current Taxes (i) not yet due and payable, (ii) that are due but the nonpayment of which is permitted or required as a result of the commencement of the Chapter 11 Cases or (iii) that are being contested in good faith by appropriate action and for which adequate reserves have been maintained on the books and records of the Debtors in accordance with GAAP, (b) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the assets of the Debtors which do not, individually or in the aggregate, adversely affect the operation of the business of the Debtors thereon, (c) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law (but not restrictions arising from a violation of any such Laws) which are not violated by the current use of the assets and properties of the Debtors, (d) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course of Business for sums not yet due and payable or that are due but may not be paid as a result of the commencement of the Chapter 11 Cases and do not result from a breach, default or violation by a Debtor of any Contract or Law, and (e) any obligations, liabilities or duties created by this Agreement or any of the Definitive Documents.

Person: means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a Governmental Body.

Petition Date: has the meaning given to such term in the recitals hereof.

Plan: has the meaning given to such term in the recitals hereof.

Plan Supplement: means the compilation of documents and forms and/or term sheets of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court, each of which shall be consistent in all material respects with the RSA (to the extent applicable) and shall otherwise be in form and substance reasonably acceptable to the Requisite Backstop Parties.

Priority Backstop Commitment Percentage: means, with respect to any Priority Backstop Party, the percentage set forth opposite the name of such Priority Backstop Party under the heading “Priority Backstop Commitment Percentage” on Schedule 2 hereto, as such percentage may be modified from time to time in accordance with the terms hereof; and “Priority Backstop Commitment Percentages” means the Priority Backstop Commitment Percentages of all of the Priority Backstop Parties collectively.

Priority Backstop Parties: means the Backstop Parties listed on Schedule 2 attached hereto.

Priority Rights Offering Amount: has the meaning given to such term in the recitals hereof.

Priority Rights Offering Securities: has the meaning given to such term in the recitals hereof.

Pro Rata Shares: means the amount calculated in Item 1(b) of the subscription form included in the Rights Offering Procedures.

Proceeding: means any action, claim, complaint, petition, suit, arbitration, mediation, alternative dispute resolution procedure, hearing, audit, examination, investigation or other proceeding by or before any Governmental Body.

Put Option Base Premium: has the meaning given to such term in Section 1.3(a) hereof.

Put Option Base Premium Percentage: means, with respect to any Backstop Party, a fraction, expressed as a percentage, the numerator of which is the aggregate Per Share Purchase Price that such Backstop Party would be required to pay for Unsubscribed Securities pursuant to such Backstop Party’s Backstop Base Commitment if the aggregate Per Share Purchase Price for all Unsubscribed Securities was $42.5 million, and the denominator of which is $42.5 million; and “Put Option Base Premium Percentages” means the Put Option Base Premium Percentages of all of the Backstop Parties collectively.

Put Option Base Securities: has the meaning given to such term in Section 1.3(a) hereof.

Put Option Premium: means, collectively, the Put Option Base Premium and the Put Option Priority Premium.

Put Option Priority Premium: has the meaning given to such term in Section 1.3(b) hereof.

Put Option Priority Securities: has the meaning given to such term in Section 1.3(b) hereof.

Put Option Securities: means, collectively, the Put Option Base Securities and the Put Option Priority Securities.

Record Date: has the meaning given to such term in the Rights Offering Procedures.

Related Party(ies): has the meaning given to such term in Section 3.20 hereof.

Related Person: means, with respect to any Person, such Person’s current and former Affiliates, members, partners, controlling persons, subsidiaries, officers, directors, managers, principals, employees, agents, managed funds, advisors, attorneys, accountants, investment bankers, consultants, representatives and other professionals, together with their respective successors and assigns.

Release: means any spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Materials).

Representatives: means, with respect to any Person, the employees, officers, directors, managers, general partners, accountants, attorneys and other advisors of such Person.

Requisite Backstop Parties: means, as of any time of determination, (a) Non-Defaulting Backstop Parties as of such time that are Priority Backstop Parties whose aggregate Priority Backstop Commitment Percentages constitute more than 50.0% of the aggregate Priority Backstop Commitment Percentages of all Non-Defaulting Backstop Parties as of such time that are Priority Backstop Parties, and (b) Non-Defaulting Backstop Parties as of such time whose aggregate Backstop Commitment Percentages constitute more than 50.0% of the aggregate Backstop Commitment Percentages of all Non-Defaulting Backstop Parties as of such time.

Reserve Report: means the report prepared as of March 31, 2020 by Netherland, Sewell & Associates, Inc. with respect to the Oil and Gas Properties of the Debtors.

Rights Offering: has the meaning given to such term in the recitals hereof.

Rights Offering Amount: has the meaning given to such term in the recitals hereof.

Rights Offering Procedures: has the meaning given to such term in Section 1.1(a) hereof.

Rights Offering Securities: has the meaning given to such term in the recitals hereof.

Rights Offering Subscription Agent: has the meaning given to such term in the Rights Offering Procedures.

RSA: has the meaning given to such term in the recitals hereof.

RSA Covenants: has the meaning given to such term in Section 5.7 hereof.

SEC: means the United States Securities and Exchange Commission.

SEC Reports: means all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) filed by UP Holdings with the SEC.

SOX: has the meaning given to such term in Section 3.22 hereof.

Specified Backstop Parties: means the Backstop Parties listed on, or referred to in, Schedule 3 hereto.

Specified Issuances: means, collectively, (a) the issuance by UP Energy of shares of New Common Stock to Ultra Resources and the distribution by Ultra Resources of such shares of New Common Stock to the holders of Allowed First Lien Term Loan Claims and Allowed Second Lien Notes Claims pursuant to the Plan, (b) the issuance by UP Energy of Subscription Rights to Ultra Resources and the distribution by Ultra Resources of such Subscription Rights to the Rights Offering Participants pursuant to the Plan, (c) the issuance and sale by UP Energy of Rights Offering Securities (including both Base Rights Offering Securities and Priority Rights Offering Securities) to the Rights Offering Participants (or their respective designees) upon exercise of Subscription Rights in the Rights Offering, (d) to the extent any Exit Term Loans are made by a Specified Backstop Party pursuant to an Exit Term Loan Election, (i) the issuance by UP Energy of Exit Warrants to such Specified Backstop Party (or its designee) in connection with such Exit Term Loans, and (ii) the issuance and sale by UP Energy of shares of New Common Stock in connection with any exercise, in accordance with the terms of the Exit Warrants, of Exit Warrants that were issued in connection with such Exit Term Loans, (e) the issuance and sale by UP Energy of the Backstop Base Commitment Securities to the Backstop Parties (or their respective designees) pursuant to this Agreement, and (f) the issuance by UP Energy of the Put Option Securities to Ultra Resources and the distribution by Ultra Resources of such Put Option Securities to the Backstop Parties (or their respective designees) pursuant to this Agreement.

Subscription Expiration Deadline: has the meaning given to such term in the Rights Offering Procedures.

Subscription Funding Deadline: has the meaning given to such term in the Rights Offering Procedures.

Subsidiary: means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

Tax: means any and all taxes of any kind whatsoever, including all foreign, federal, state, county, or local income, sales and use, excise, franchise, ad valorem, value added, real and personal property, unclaimed property, gross income, gross receipt, capital stock, production, license, estimated, environmental, excise, business and occupation, disability, employment, payroll, severance, withholding or all other taxes or assessments, fees, duties, levies, customs, tariffs, imposts, obligations and charges of the same or similar nature of the foregoing, including all interest, additions, surcharges, fees or penalties related thereto.

Tax Return: means a report, return, claim for refund, amended return, combined, consolidated, unitary or similar return or other information filed or required to be filed with a Taxing Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

Taxing Authority: means the IRS and any other Governmental Body responsible for the administration or collection of any Tax.

Tier 1 Backstop Commitment Percentage: means, with respect to any Backstop Party, the percentage set forth opposite the name of such Backstop Party under the heading “Tier 1 Backstop Commitment Percentage” on Schedule 1 hereto, as such percentage may be modified from time to time in accordance with the terms hereof; and “Tier 1 Backstop Commitment Percentages” means the Tier 1 Backstop Commitment Percentages of all of the Backstop Parties collectively.

Tier 2 Backstop Commitment Percentage: means, with respect to any Backstop Party, the percentage set forth opposite the name of such Backstop Party under the heading “Tier 2 Backstop Commitment Percentage” on Schedule 1 hereto, as such percentage may be modified from time to time in accordance with the terms hereof; and “Tier 2 Backstop Commitment Percentages” means the Tier 2 Backstop Commitment Percentages of all of the Backstop Parties collectively.

Ultra Resources: has the meaning given to such term in the recitals hereof.

Unallocated Securities: means, collectively, (a) any Rights Offering Securities that holders of Allowed First Lien Term Loan Claims as of the Record Date who are not Accredited Investors (or holders of Allowed First Lien Term Loan Claims as of the Record Date that did not properly complete, duly execute and timely deliver to the Rights Offering Subscription Agent an Investor Questionnaire in accordance with the Rights Offering Procedures) could have purchased if such holders had received Subscription Rights if they were Accredited Investors (or had properly completed, duly executed and timely delivered to the Rights Offering Subscription Agent an Investor Questionnaire in accordance with the Rights Offering Procedures) and exercised such Subscription Rights in the Rights Offering, and (b) any Rights Offering Securities that are not subscribed for and purchased in the Rights Offering on account of any rounding down of fractional Rights Offering Securities.

Unaudited Financial Statements: has the meaning given to such term in Section 3.16 hereof.

Unsubscribed Securities: has the meaning given to such term in the recitals hereof.

UP Energy: has the meaning given to such term in the preamble hereof.

UP Holdings: has the meaning given to such term in the preamble hereof.

Wells: means all oil, gas, water, monitoring, disposal or injection wells located on the lands covered by the Leases, whether producing, shut-in, or temporarily or permanently abandoned.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

DEBTORS:

ULTRA PETROLEUM CORP.

By:	/s/ Kason D. Kerr
Name:	Kason D. Kerr
Title:	Vice President, General Counsel and Corporate Secretary

UP ENERGY CORPORATION

By:	/s/ Kason D. Kerr
Name:	Kason D. Kerr
Title:	Vice President, General Counsel and Corporate Secretary

ULTRA RESOURCES, INC.

By:	/s/ Kason D. Kerr
Name:	Kason D. Kerr
Title:	Vice President, General Counsel and Corporate Secretary

KEYSTONE GAS GATHERING, LLC

By:	/s/ Kason D. Kerr
Name:	Kason D. Kerr
Title:	Vice President, General Counsel and Corporate Secretary

[Signature Page to Backstop Purchase Agreement]

ULTRA WYOMING, LLC

By:	/s/ Kason D. Kerr
Name:	Kason D. Kerr
Title:	Vice President, General Counsel and Corporate Secretary

ULTRA WYOMING LGS, LLC

By:	/s/ Kason D. Kerr
Name:	Kason D. Kerr
Title:	Vice President, General Counsel and Corporate Secretary

UPL PINEDALE, LLC

By:	/s/ Kason D. Kerr
Name:	Kason D. Kerr
Title:	Vice President, General Counsel and Corporate Secretary

UPL THREE RIVERS HOLDINGS, LLC

By:	/s/ Kason D. Kerr
Name:	Kason D. Kerr
Title:	Vice President, General Counsel and Corporate Secretary

[Signature Page to Backstop Purchase Agreement]

BACKSTOP PARTIES:

[Backstop Party Signature Pages are on file with the Debtors]

[Signature Page to Backstop Purchase Agreement]